Exhibit 4.9

CREDIT AGREEMENT

dated as of May 7, 2014

among

CONSTELLIUM N.V.,

as the Borrower,

the Lenders party hereto from time to time

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as the Administrative Agent

DEUTSCHE BANK SECURITIES INC., BNP

PARIBAS SA AND GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

and

BNP PARIBAS SA AND GOLDMAN SACHS BANK USA,

as Co-Syndication Agents and Co-Documentation Agents

Exhibit 4.9

i

SCHEDULES:
Schedule 1.01(a)	—	Guarantee Principles
Schedule 2.01	—	Initial Commitments
Schedule 3.04	—	Government Approvals
Schedule 9.01	—	Notices
EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Master Guarantee Agreement
Exhibit C	—	Form of Revolving Note
Exhibit D	—	Form of Affiliate Subordination Agreement
Exhibit E	—	Form of Closing Certificate
Exhibit F	—	Form of Solvency Certificate

CREDIT AGREEMENT dated as of May 7, 2014 (this “Agreement”), among CONSTELLIUM N.V., a Dutch limited liability company registered under number 34393663 (the “Borrower”), the LENDERS party hereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as the Administrative Agent.

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Loans from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of €120,000,000; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on terms and subject to the conditions set forth in the Loan Documents.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Agreement” means that certain Credit Agreement, dated as of May 25, 2012, among Constellium Holdco II, B.V., Constellium Ravenswood, as borrower, Constellium US Holdings I, LLC, the lenders party thereto from time to time and Deutsche Bank Trust Company Americas, as administrative agent (as amended through but not including the date hereof and as may be further amended, supplemented, or otherwise modified from time to time on or after the date hereof).

“ABL Credit Agreement Amendment” means that certain fourth amendment to the ABL Credit Agreement, dated as of May 7, 2014 the date hereof, among Constellium Ravenswood, Deutsche Bank Trust Company Americas, as administrative agent, and the lenders party thereto.

“ABL Facility” means the credit facility made available under the ABL Credit Agreement, as may be amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“ABL Obligors” means the borrower and the guarantors under the ABL Facility.

“Acquired Indebtedness” means, with respect to any specified Person:

(a) Indebtedness, Preferred Stock or Disqualified Stock of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(b) Indebtedness, Preferred Stock or Disqualified Stock secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any Commitment Increase pursuant to an Incremental Facility Amendment in accordance with Section 2.17; provided that each Additional Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the Borrower, in each case, to the extent any such approvals would otherwise be required for an assignment to such Additional Lender pursuant to Section 9.04(b)(i) hereof.

“Adjusted Eurocurrency Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the Eurocurrency Rate for Euros for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, and in the case of Natixis, any member of the BPCE group, the Caisse d’Epargne group, Banques Populaires and Banque Palatine and their respective Affiliates.

“Affiliate Subordination Agreement” means the Affiliate Subordination Agreement, dated as of the date hereof, among the subordinated lenders from time to time party thereto, the subordinated borrowers from time to time party thereto and the Administrative Agent.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agents” has the meaning given to such term in Section 9.01(c).

“Agreement” has the meaning given to such term in the preamble hereto.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of Title III of the USA Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Approved Bank” means any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower (each referred to in this definition as a “disposition”) or

(b) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary of the Borrower) (whether in a single transaction or a series of related transactions), in each case other than:

(i) a disposition of Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out property or equipment in the ordinary course of business;

(ii) transactions permitted pursuant to Section 6.07;

(iii) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.02;

(iv) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than €10,000,000;

(v) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to a Restricted Subsidiary of the Borrower;

(vi) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(vii) foreclosure or any similar action with respect to any property or any other assets of the Borrower or any of its Restricted Subsidiaries;

(viii) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(x) any sale of inventory or other assets in the ordinary course of business, or which are no longer useful or necessary in the operation of the business of the Borrower and its Restricted Subsidiaries;

(xi) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(xii) an issuance of Capital Stock pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Borrower;

(xiii) dispositions in connection with Permitted Liens;

(xiv) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Agreement;

(xv) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(xvi) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(xvii) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary or any Restricted Subsidiary (w) under the Factoring Facilities, (x) in a Qualified Receivables Financing, (y) under any other factoring on arm’s-length terms or (z) in the ordinary course of business;

(xviii) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property; and

(xix) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Assignment Taxes” means Other Taxes imposed as a result of an assignment by any Lender pursuant to Section 9.04 (other than an assignment at the request of the Borrower pursuant to Section 2.16) as a result of a present or former connection between the assigning Lender and the Governmental Authority or the jurisdiction imposing such Other Taxes, other than a connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, having received or perfected a security interest under, having been a party to or having enforced, or, having sold or assigned an interest in this Agreement or any other Loan Document.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (i) the five (5) Business Days preceding the Maturity Date and (ii) the date of termination of the Commitments.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“BNP Paribas” means BNP Paribas SA.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrower Materials” means the materials and/or information provided by or on behalf of the Borrower pursuant to Section 5.01.

“Borrowing” means Loans made, converted or continued on the same date and as to which a single Interest Period is in effect.

“Borrowing Minimum” means €5,000,000.

“Borrowing Multiple” means €1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is (i) not a Saturday, Sunday or other day on which commercial banks in London, New York City, Paris or Amsterdam are authorized or required by law to remain closed and (ii) a TARGET Day.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS.

“Cash Equivalents” means:

(a) all cash, including without limitation U.S. dollars, pounds sterling, euros, Swiss franc, the national currency of any member state in the European Union or such other currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business;

(b) securities and other readily marketable obligations issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or Switzerland, or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(c) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(f) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having an Investment Grade Rating in each case with maturities not exceeding two years from the date of acquisition;

(g) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(h) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (g) above;

(i) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(j) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service).

“Change in Control” means:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person; or

(b) the Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Borrower; provided, however, that any entity (including Constellium N.V. upon a sale of all or substantially all of its assets to a Subsidiary in a transaction permitted under this Agreement, if at such time Constellium N.V. meets the requirements of this proviso) that conducts no material activities other than holding Equity Interests of the Borrower or any direct or indirect parent of the Borrower and has no other material assets or liabilities other than such Equity Interests will not be considered a “Person or group” for purposes of this clause (b).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” has the meaning assigned to such term in Section 4.01.

“Co-Documentation Agents” means BNP Paribas and Goldman Sachs, each in its capacity as a co-documentation agent.

“Co-Syndication Agents” means BNP Paribas and Goldman Sachs, each in its capacity as a co-syndication agent.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means an Initial Commitment or a Commitment Increase, as the context may require.

“Commitment Increase” has the meaning assigned to such term in Section 2.17(a).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, noncash interest payments, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations (but excluding unrealized mark-to-market gains and losses attributable to such Hedging Obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees), and excluding interest expense attributable to the Factoring Facilities or any Qualified Receivables Financing or other factoring arrangements (to the extent accounted for as interest expense under IFRS), amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(c) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Borrower held by persons other than the Borrower or a Restricted Subsidiary; plus

(d) commissions based on draws, discounts and yield (but excluding other fees and charges, including commitment fees) Incurred in connection with any Receivables Financing which are payable to Persons other than the Borrower and its Restricted Subsidiaries; minus

(e) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Consolidated Net Debt Ratio” means, with respect to any Person at any date, the ratio of (i) the aggregate amount of all Consolidated Total Indebtedness, less 100% of the unrestricted cash and Cash Equivalents that would be stated on the balance sheet of such Person and its Restricted Subsidiaries as of such date, to (ii) EBITDA of such Person for the Test Period preceding such date. The second sentence of the first paragraph of the definition of “Fixed Charge Coverage Ratio” and the second, third and fourth paragraphs thereof shall apply to the calculation of Consolidated Net Debt Ratio, and such calculation shall give pro forma effect to the application of the proceeds of any Indebtedness that is incurred on the calculation date (with any proceeds that are initially to be held as cash or Cash Equivalents being deemed to have been applied as of the calculation date).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(a) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any (i) severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, plant shutdown costs, curtailments or modifications to pension and post-retirement employee benefits plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses and (ii) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, receivables financing, recapitalization or issuance, repayment, incurrence, refinancing, amendment or modification of Indebtedness permitted to be Incurred by this Agreement (in each case, whether or not successful), in each case, shall be excluded;

(b) any increase in amortization or depreciation or any non-cash charges, in each case resulting from purchase accounting in connection with any acquisition that is consummated after the Closing Date shall be excluded;

(c) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(d) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(e) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(f) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(g) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(h) solely for the purpose of determining the amount available for Restricted Payments under clause (a) of the definition of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Loan Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(i) any non-cash impairment charges or asset write-offs resulting from the application of IFRS and the amortization of intangibles arising pursuant to IFRS shall be excluded;

(j) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights of such Person or any of its Restricted Subsidiaries shall be excluded;

(k) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Closing Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(l) accruals and reserves that are established or adjusted in accordance with IFRS or changes as a result of the adoption or modification of accounting policies shall be excluded;

(m) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting shall be excluded;

(n) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies shall be excluded;

(o) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Borrower calculated in accordance with IFRS and the actual Consolidated Taxes paid in cash by the Borrower during any Reference Period shall be included;

(p) non-cash charges for deferred tax asset valuation allowances shall be excluded;

(q) an adjustment (which may be a negative number) shall be made to the extent that Net Income was calculated on an average cost basis with respect to inventory, in order to reflect the additional Net Income (or the reduction to Net Income) which would have been recognized using an approximation of last in first out inventory accounting; and

(r) any loss on sale of receivables and related assets in a Factoring Facility or other Qualified Receivables Financing shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 6.02 only, there shall be excluded from the Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Borrower or a Restricted Subsidiary of the Borrower to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (e) and (f) of the definition of Cumulative Credit.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, accretion and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with IFRS, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of consolidated funded Indebtedness for borrowed money (which, for the avoidance of doubt, shall not include any Indebtedness under the Factoring Facilities or any Qualified Receivables Financing) of the Borrower and its Restricted Subsidiaries outstanding on such date.

“Constellium Ravenswood” means Constellium Rolled Products Ravenswood, LLC.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b) to advance or supply funds:

(i) for the purchase or payment of any such primary obligation; or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004.

“Credit Extension” means the making of a Borrowing.

“Cumulative Credit” means the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period, the “Reference Period”) from April 1, 2014, to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(b) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash, received by the Borrower after the Closing Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 6.01(b)(xx)) from the issue or sale of Equity Interests of the Borrower (excluding Refunding Capital Stock), Designated Preferred Stock, Excluded Contributions or Disqualified Stock, including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries), plus

(c) 100% of the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash after the Closing Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant Section 6.01(b)(xx) and Disqualified Stock), plus

(d) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Borrower or any Restricted Subsidiary thereof issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Borrower (other than Disqualified Stock) or any direct or indirect parent of the Borrower (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(e) 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Restricted Subsidiary from:

(i) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary of the Borrower) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Restricted Subsidiaries) and from repayments of loans or advances (including the release of any guarantee that constituted a Restricted Investment when made) that constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clauses (vii) or (x) of Section 6.02(e)),

(ii) the sale (other than to the Borrower or a Restricted Subsidiary of the Borrower) of the Capital Stock of an Unrestricted Subsidiary, or

(iii) a distribution or dividend from an Unrestricted Subsidiary, plus

(f) in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Borrower) of the Investment of the Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clauses (vii) or (x) of Section 6.02(e) or constituted a Permitted Investment).

“DBSI” means Deutsche Bank Securities Inc.

“DCC” means the Dutch Civil Code (Nederlands Burgerlijk Wetboek).

“DCCP” means the Dutch Code of Civil Procedure (Nederlands Wetboek van Burgerlijke Rechtsvordering).

“Debtor Relief Laws” means the Bankruptcy Code, the Dutch Bankruptcy Code (Nederlandse Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time, subject to Section 2.18(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan or make any other payment due hereunder (each, a “funding obligation”) (provided that such Lender will cease to be a Defaulting Lender to the extent the failure to comply with a funding obligation is caused by an administrative or technical error and such failure is remedied within three Business Days), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent or the Borrower, in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has generally defaulted on its funding obligations under other loan agreements or credit agreements or other similar financing agreements, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation) or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Stock), that is issued for cash (other than to the Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Disqualified Lenders” means (i) any Person set forth in writing by the Borrower to the Administrative Agent on or prior to the Closing Date and (ii) (a) any operating company which is a bona fide competitor of the Borrower identified in writing by the Borrower to the Administrative Agent following the Closing Date and (b) any entity that is readily identifiable from the name of such entity as an affiliate of any such competitor (other than bona fide debt funds); provided that, in the case of clause (ii), any such competitor or affiliate identified after the Closing Date shall not have retroactive application to any prior assignments or participations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are not materially more disadvantageous to the Lenders than is customary in comparable transactions (as determined in good faith by the Borrower)),

(b) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(c) is redeemable at the option of the holder thereof, in whole or in part (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are not materially more disadvantageous to the Lenders than is customary in comparable transactions (as determined in good faith by the Borrower)), in each case prior to 91 days after the Maturity Date; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dutch Loan Party” has the meaning assigned to such term in Section 9.07.

“Dutch MBR” means the resolutions of the managing board of each Dutch Loan Party (i) approving the terms of, and the transactions contemplated by the Loan Documents and resolving that it will enter into, execute, deliver and perform the Loan Documents to which it is a party, (ii) authorizing a specific person or persons to execute the Loan Documents to which it is a party on its behalf, (iii) authorizing a specific person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party, (iv) appointing and/or confirming the appointment of any representatives and any process agents required pursuant to the terms of the Loan Documents, and (v) stating that the entering into and execution of the Loan Documents is in its corporate benefit and in conformity with its corporate purpose.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(a) Consolidated Taxes; plus

(b) Consolidated Interest Expense; plus

(c) Consolidated Non-cash Charges; plus

(d) business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); provided that the aggregate amount of business optimization expenses and other restructuring charges or expenses added pursuant to this clause (d) shall not exceed the greater of (i) €20,000,000 and (ii) 10% of EBITDA for such period; less, without duplication,

(e) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Economic Sanctions Laws” means (i) the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended and (ii) any and all other laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than the Borrower or any of its Subsidiaries or Affiliates), other than, in each case, a natural person; provided that, without the prior written consent of the Borrower (which may be withheld in its sole discretion) a Disqualified Lender shall not be an Eligible Assignee.

“Embargoed Person” means (i) any country or territory that is the subject of a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) any party that (v) is the subject of an economic or trade sanctions law, regulation, or other program enacted, administered, imposed or enforced by the United Nations, European Union, French Republic or Her Majesty’s Treasury, in each case which law, regulation or other program prohibits the Borrower and its Subsidiaries from doing business with such party, (w) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the OFAC, (x) is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), (y) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC or (z) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to the Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Closing Date of common stock or Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Stock), other than:

(a) public offerings with respect to the Borrower’s or such direct or indirect parent’s common stock registered on Form F-8 or F-4; and

(b) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means: (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under applicable regulations in effect on the date hereof); (b) with respect to a Plan, a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability on the Borrower or any ERISA Affiliate or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EU Insolvency Regulation” has the meaning assigned to such term in Section 3.21.

“Euro” and “€” each mean the single currency of the Member States of the European Union participating in the third stage of the economic and monetary union pursuant to the Treaty on the Functioning of the European Union, as amended or supplemented from time to time.

“Eurocurrency Rate” means, for any Interest Period, the rate per annum equal to (i) the rate determined by the Administrative Agent to be the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period for deposits (for delivery on the first day of such period) (such page currently being the EURIBOR01 page) with a term equivalent to such period in Euros, determined as of approximately 11:00 a.m. (Brussels, Belgium time) two TARGET Days prior to the commencement of such Interest Period; provided that if the Interest Period is less than one month (at the Administrative Agent’s discretion), the Eurocurrency Rate for such Interest Period shall be the rate determined by the Administrative Agent by means of straight-line interpolation, or (ii) in the event the rate referenced in the preceding clause is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Euros of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurocurrency Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (Brussels, Belgium time) two TARGET Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means, as of any day, the rate at which the relevant currency may be exchanged into Euro or U.S. Dollars, as applicable, at approximately 11:00 a.m., New York City time, on such date on the Bloomberg Key Cross Currency Rates Page (or any successor page) for the relevant currency. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page (or any successor page), the Exchange Rate shall be determined by the Borrower in good faith.

“Excluded Contributions” means the cash, Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by the Borrower) received by the Borrower after the Closing Date from:

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Borrower on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes (including gross receipts Taxes) imposed on it (in lieu of net income Taxes), including, for the avoidance of doubt, any backup withholding with respect to any of the foregoing, as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) any other present or former connection between such recipient and the jurisdiction imposing such Tax (or any political subdivision thereof) (including, for example, if the Lender, Administrative Agent or any other recipient has or will acquire a direct or indirect substantial interest (aanmerkelijk belang) as defined in the Netherlands Income Tax Act 2001 in the Borrower), other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents, (b) any branch profits Tax or any similar Tax imposed by any jurisdiction described in clause (a) above, (c) any Tax that is attributable to a recipient’s failure to comply with Section 2.14(e), (d) any Dutch withholding Tax imposed due to a Requirement of Law in effect at the time a Lender becomes a party thereto (or designates a new lending office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such Tax under Section 2.16(a), and (e) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of May 25, 2012 among Constellium N.V. (formerly Constellium Holdco B.V.), as Dutch Borrower and Constellium France S.A.S., as French Borrower (as amended, amended and restated, supplemented or otherwise modified from time to time through the date hereof), the lenders from time to time party thereto and Deutsche Bank AG, New York Branch, as administrative agent

“Exposure” means, with respect to any Lender, at any time:

(a) prior to the termination of the Commitments hereunder, the sum of that Lender’s Commitments; and

(b) following the termination of the Commitments hereunder, the sum of the outstanding principal amount of such Lender’s Loans.

“Factoring Facilities” means the receivables purchase facilities granted to certain Subsidiaries of the Borrower pursuant to (a) the agreement dated as of January 4, 2011 between GE Factofrance S.A.S. as purchaser, Constellium France, Constellium Extrusions France and Constellium Aviatube as sellers, Constellium Holdco II B.V. and Constellium Switzerland AG, (b) the agreement dated as of December 16, 2010 between GE Capital Bank AG as purchaser and Constellium Singen GmbH as seller, (c) the agreement dated as of December 16, 2010 between GE Capital Bank AG as purchaser and Constellium Extrusions Deutschland GmbH as seller and (d) the agreement dated as of December 16, 2010 between GE Capital Bank AG as purchaser and Constellium Valais AG as seller, in each case, as such agreement may be amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original parties or otherwise), restructured, or otherwise modified from time to time.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any legislation adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other financial officer of the Borrower.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

“Fiscal Year” means the four fiscal quarter period of the Borrower ending December 31.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Borrower or any of its Restricted Subsidiaries Incurs, repays, repurchases, retires, extinguishes, defeases, discharges or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any receivables financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase, retirement, extinguishment, defeasance, discharge or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS), in each case with respect to an operating unit of a business, and any operational changes that the Borrower or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event, and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Summary Consolidated Historical Financial Data” in the Offering Memorandum dated as of April 30, 2014 relating to the Notes to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning assigned to such term in the definition of Fixed Charge Coverage Ratio.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense of such Person for such period, and

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“French Subsidiaries” means any Subsidiary of the Borrower that is organized under the laws of France.

“Goldman Sachs” means Goldman Sachs Bank USA.

“German Insolvency Code (Insolvenzordnung)” means the German Insolvency Code (Insolvenzordnung) of October 5, 1994 (BGBI. I S. 2866), as amended from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Borrower. The term “guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement, dated as of date hereof, among the Loan Parties named therein and the Administrative Agent, substantially in the form of Exhibit B.

“Guarantee Requirement” means, at any time, and subject to applicable limitations set forth in this Agreement or any other Loan Document, and subject to and in accordance with the Guarantee Principles, the requirement that the Administrative Agent shall have received either (x) in the case of any Restricted Subsidiary that is a party to the Guarantee

Agreement as of the Closing Date, a counterpart to the Guarantee Agreement, duly executed and delivered on behalf of such Person or (y) in the case of any Restricted Subsidiary that becomes a Loan Party after the Closing Date (including pursuant to the Guarantor Coverage Test), a supplement to the Guarantee Agreement, duly executed and delivered on behalf of such Restricted Subsidiary.

“Guarantee Principles” means the Guarantee Principles set forth on Schedule 1.01(a).

“Guarantor Coverage Test” has the meaning assigned to such term in Section 5.11(a).

“Hazardous Materials” means any substance, material, pollutant, contaminant, chemical, waste, compound or constituent in any form, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(a) currency exchange, interest rate or commodity Swap Agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“IFRS” means International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency, together the “IASB”) and as adopted by the European Union and statements and pronouncements of the IASB or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time (other than with respect to Capitalized Lease Obligations), it being understood that, for purposes of this Agreement, all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amended or updated accounting standard under IFRS; provided that, at any time after adoption of GAAP by the Borrower (or the relevant reporting entity) for its financial statements and reports for all financial reporting purposes, the Borrower (or the relevant reporting entity) may irrevocably elect to apply GAAP for all purposes of this Agreement, and, upon any such election, references in this Agreement to IFRS shall be construed to mean GAAP as in effect on the date of such election and thereafter from time to time; provided that (1) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of GAAP, (2) from and after such election, all ratios, computations, calculations and other determinations based on IFRS contained in this Agreement shall be computed in conformity with GAAP (other than with respect to Capitalized Lease Obligations) with retroactive effect being given thereto assuming that such election had been made on the Closing Date, (3) such election shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to Section 6.02 or any Incurrence of Indebtedness or Liens Incurred prior to the date of such election pursuant to Section 6.01 (or any other action conditioned on the Borrower and the Restricted Subsidiaries having been able to Incur $1.00 of additional Indebtedness) or Section 6.06 if such payment, Investment, Incurrence or other action was valid under this Agreement on the date made, Incurred or taken, as the case may be and (4) all accounting terms and references in this Agreement to accounting standards shall be deemed to be references to the most comparable terms or standards under GAAP. The Borrower shall give written notice of any election to the Administrative Agent within 15 days of such election. For the avoidance of doubt, (i) solely making an election (without any other action) referred to in this definition will not be treated as an Incurrence of Indebtedness or Liens, and (ii) nothing herein shall prevent the Borrower, any Restricted Subsidiary or reporting entity from adopting or changing its functional or reporting currency in accordance with IFRS, or GAAP, as applicable; provided that such adoption or change shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to the covenant described under Section 6.02 or any Incurrence of Indebtedness or Liens Incurred prior to the date of such adoption or change pursuant to the covenant described under Section 6.01 or Section 6.06 (or any other action conditioned on the Borrower and the Restricted Subsidiaries having been able to Incur $1.00 of additional Indebtedness) if such payment, Investment, Incurrence or other action was valid under this Agreement on the date made, Incurred or taken, as the case may be.

“Incremental Cap” has the meaning assigned to such term in Section 2.17(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.17(c).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.17(c).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person (without duplication):

(a) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business) or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS and (iii) liabilities incurred in the ordinary course of business), (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(b) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) obligations under or in respect of Factoring Facilities or Qualified Receivables Financings permitted pursuant to Section 6.01(a)(xvii).

Notwithstanding anything to the contrary herein, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of International Accounting Standards No. 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Indentures” means (a) that certain Indenture relating to the Euro-denominated 4.625% senior notes due 2021, dated as of May 7, 2014, among Constellium N.V., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas as Trustee and (b) that certain Indenture relating to the U.S. dollar-denominated 5.750% senior notes due 2024, dated as of May 7, 2014, among Constellium N.V., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas as Trustee.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Indirect Tax” means value added tax as provided for in Council Directive 2006/112/EC on the common system of value added tax or any legislation in a Member State implementing such Council Directive and any other tax of a similar nature (including goods and services tax) wherever imposed.

“Information” has the meaning assigned to such term in Section 9.13(a).

“Initial Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum principal amount of the Loans to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Initial Commitment as of the Closing Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Commitment, as the case may be. The initial aggregate amount of the Lenders’ Initial Commitments on the Closing Date is €120,000,000.

“Intellectual Property” shall mean, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, with respect to any patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all applications and rights to use such assets of the Borrower and its Subsidiaries.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period. Notwithstanding the foregoing, the Borrower and the Administrative Agent may separately agree that the initial Interest Period commencing on the Closing Date shall end on any other mutually agreeable date.

“Interest Period” means, with respect to any Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (if agreed to by each Lender participating therein, twelve months or less than one month, at the Administrative Agent’s discretion); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(b) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Borrower and its Subsidiaries,

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by IFRS to be classified on the balance sheet of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.02:

(a) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(ii) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Borrower.

“Joint Bookrunners” means DBSI, BNP Paribas and Goldman Sachs, each in its capacity as a joint bookrunner.

“Joint Lead Arrangers” means DBSI, BNP Paribas and Goldman Sachs, each in its capacity as a joint lead arranger.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means for any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease or an option or an agreement to sell be deemed to constitute a Lien.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Guarantee Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Guarantee Agreement, the Affiliate Subordination Agreement and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(e).

“Loan Parties” means the Borrower and any Subsidiary Loan Parties.

“Loans” has the meaning assigned to such term in Section 2.01.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors.

“Material Adverse Effect” means the existence of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the consolidated business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Subsidiary” means (i) Constellium Ravenswood and (ii) any other Restricted Subsidiary which (a) as of the last day of the Fiscal Year of the Borrower most recently ended, has assets with a value equal to or in excess of 5% of the Total Assets or EBITDA representing at least 5% of EBITDA of the Borrower and the Restricted Subsidiaries on a consolidated basis as of such date, (b) is the direct or indirect parent of a Restricted Subsidiary described in clause (i) of this definition or (c) is a Loan Party.

“Maturity Date” means May 7, 2017.

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“MNPI” means any material information with respect to the Borrower or any of its Subsidiaries or any of its or their respective securities for purposes of United States federal, state and relevant foreign securities laws that is not publicly available and has not been and will not be made available to investors in the Borrower’s securities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate incurs or otherwise has, or within the immediately preceding six (6) year period has incurred or has had, any obligation or liability, contingent or otherwise.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with IFRS and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 6.04(b)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with IFRS against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Loan Parties” means the Loan Parties other than the U.S. Loan Parties.

“Non-U.S. Plan” means any employee pension benefit plan or other employee benefit plan maintained or contributed to by the Borrower or any of its Subsidiaries, or with respect to which any of them has any liability (contingent or otherwise), that is governed by the laws of a jurisdiction other than the United States.

“Non-U.S. Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Notes” means, collectively, Constellium N.V.’s $5.750% senior notes due 2024 and €4.625% senior notes due 2021, in each case, issued on the Closing Date.

“OFAC” has meaning set forth in the definition of “Embargoed Person.”

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower or its Subsidiary, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by an Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the treasurer, the secretary or the principal accounting officer of the Borrower or its Subsidiary, as applicable.

“Organizational Documents” means, (i) with respect to any Person not organized under German law, Dutch law, Swiss law or French law, the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person (including any limited liability company or operating agreement), (ii) with respect to any Person organized under German law, an up-to-date commercial register extract (Handelsregisterausdruck), its articles of association (Satzung), or partnership agreement (Gesellschaftsvertrag), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (if applicable), (iii) with respect to any Person organized under Dutch law, (a) the deed of incorporation (oprichtingsakte), (b) the latest articles of association (statuten), (c) an original extract of the commercial register (uittreksel) and (d) an up to date shareholders register (aandeelhoudersregister), (iv) with respect to any Person organized under Swiss law, an up-to-date copy of the articles of association (Statuten) certified (beglaubigt) by the competent commercial register and an up-to-date excerpt from the competent commercial register (Handelsregisterauszug) and (v) with respect to any Person organized under French law, a copy of its by-laws (statuts).

“Other Taxes” means any and all present or future recording, stamp, documentary, excise or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overnight Rate” means, for any day, the rate of interest per annum at which overnight deposits in Euros, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for Euros to major banks in such interbank market.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board of Governors), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the equity interests of such Lender.

“Pari Passu Indebtedness” means:

(a) with respect to the Borrower, any Indebtedness which ranks pari passu in right of payment to the Loan Document Obligations; and

(b) with respect to any Subsidiary Loan Party, any Indebtedness which ranks pari passu in right of payment to such Subsidiary Loan Party’s Guarantee under the Guarantee Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Permitted Investments” means:

(a) any Investment in the Borrower or any Restricted Subsidiary;

(b) any Investment in Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Borrower, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(d) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 6.04 or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Closing Date;

(f) advances to directors, officers or employees, taken together with all other advances made pursuant to this clause (f), not to exceed €15,000,000 at any one time outstanding;

(g) any Investment acquired by the Borrower or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; (ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(h) Hedging Obligations permitted under Section 6.01(b)(xi);

(i) additional Investments by the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (i) that are at that time outstanding, not to exceed the greater of (x) €100,000,000 and (y) 5.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment made pursuant to this clause (i) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (i) for so long as such Person continues to be a Restricted Subsidiary;

(j) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(k) Investments, the payment for which consists of Equity Interests of the Borrower (other than Disqualified Stock) or any direct or indirect parent of the Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (b) of the definition of “Cumulative Credit”;

(l) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.05(d) (except transactions described in Section 6.05(d)(ii), Section 6.05(d)(vi), and Section 6.05(d)(viii)(2);

(m) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(n) Guarantees issued in accordance with Section 6.01;

(o) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(p) (i) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest and (ii) any other Investment in connection with a Qualified Receivables Financing or Factoring Facility;

(q) any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(r) Investments of a Restricted Subsidiary of the Borrower acquired after the Closing Date or of an entity merged into, amalgamated with, or consolidated with the Borrower or a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by Section 6.07 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s) any Investment in any Subsidiary (including any Unrestricted Subsidiary) or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(t) Investments in Quiver Ventures, LLC in an amount not to exceed €80,000,000 at any time outstanding; and

(u) Guarantees by the Borrower or any Restricted Subsidiary of operating leases or of other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings;

(d) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be Incurred pursuant to Section 6.01(b)(v); provided that such Lien extends only to the property and/or Capital Stock, the purchase, lease, construction or improvement of which is financed thereby and any income or profits therefrom);

(g) Liens existing on the Closing Date;

(h) Liens on assets, property or shares of stock of a Person in existence at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary of the Borrower;

(i) Liens on assets or property at the time the Borrower or a Restricted Subsidiary of the Borrower acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary of the Borrower;

(j) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Loan Party securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to Section 6.01, other than Indebtedness owed to another Restricted Subsidiary that is not a Subsidiary Loan Party;

(k) Liens securing Hedging Obligations not incurred in violation of the Loan Documents;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(n) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of the Borrower or any Subsidiary Loan Party;

(p) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with Factoring Facilities and Qualified Receivables Financings permitted pursuant to Section 6.01(a)(xvii);

(q) deposits made in the ordinary course of business to secure liability to insurance carriers;

(r) Liens on the Equity Interests of Unrestricted Subsidiaries;

(s) grants of software and other technology licenses in the ordinary course of business;

(t) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

(u) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(v) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(w) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(x) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(y) Liens arising by virtue of any statutory or common law provisions or under the Dutch General Banking Conditions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(z) any interest or title of a lessor under any Capitalized Lease Obligations;

(aa) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(bb) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(cc) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(dd) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(ee) Liens on equity interests of a joint venture securing Indebtedness of such joint venture;

(ff) Liens securing Indebtedness Incurred pursuant to Section 6.01(b)(i) or Section 6.01(b)(ii);

(gg) Liens securing obligations (other than the Notes or any other Indebtedness Incurred pursuant to Section 6.01(a)), which obligations do not exceed, at the time of incurrence thereof, €50,000,000; and

(hh) Liens securing obligations in respect of letters of credit or bank guarantees issued in the ordinary course of business, which letters of credit or bank guarantees do not secure debt for borrowed money.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee pension benefit plan” (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Intralinks or another similar electronic system to which the Administrative Agent, the Joint Lead Arrangers, and/or the Joint Bookrunners may post the Borrower Materials to make the Borrower Materials available to the Lenders.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means (i) the Receivables Financing pursuant to the Factoring Facilities (including any increase in the amount thereof); and (ii) any Receivables Financing that meets the following conditions: (a) the Borrower shall have determined in good faith that such Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower or, as the case may be, the Subsidiary in question; (b) all sales of accounts receivable and related assets are made at Fair Market Value; and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Undertakings and provided that in the case of Receivables Financings under clause (ii), such Receivables Financings shall have no greater recourse in any material respect to the Borrower and its Restricted Subsidiaries than the recourse to the Borrower and its Restricted Subsidiaries in the Factoring Facilities.

“Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Borrower or any direct or indirect parent of the Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by any of the Borrower’s Subsidiaries pursuant to which such Subsidiary may sell, convey or otherwise transfer to any other Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of such Subsidiary, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets, in each case, which are customarily transferred in or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take any action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Borrower as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding Guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Undertakings;

(b) with which neither the Borrower nor any other Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Recipient” has the meaning assigned to such term in Section 2.14(h)(ii).

“Reference Period” has the meaning assigned to such term in the definition of “Cumulative Credit.”

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.02(e)(ii).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” has the meaning set forth in Regulation U of the Board of Governors.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, members, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) and including within, from or into any building, or any structure, facility or fixture.

“Required Lenders” means Lenders having Loans and unused Commitments representing more than 50% of the aggregate outstanding Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02(d), whenever there are one or more Defaulting Lenders, the total outstanding Loans and unused Commitments of each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, chief operating officer, president, any vice president, chief financial officer, treasurer, assistant treasurer, secretary or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.02.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Borrower.

“Retired Capital Stock” has the meaning assigned to such term in Section 6.02(e)(ii).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary of the Borrower or between Restricted Subsidiaries of the Borrower.

“Same Day Funds” means same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euros.

“Sanctions” has the meaning assigned to such term in Section 3.23(b).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Borrower and its Subsidiaries as of the Closing Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” and “Solvency” means, with respect to any Person, that (i) the sum of the liabilities (including contingent liabilities) of the such Person and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of such Person and its Restricted Subsidiaries, on a consolidated basis, (ii) the present fair saleable value of the assets of such Person and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Restricted Subsidiaries as they become absolute and matured, (iii) the capital of such Person and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as of the date of determination, (iv) such Person and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise) and (v) such Person and the Restricted Subsidiaries on a consolidated basis are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all of the facts and circumstances existing as of the date of determination, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Person” has the meaning assigned to such term in Section 3.23(b).

“Standard Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower that are determined by the Borrower in good faith to be customary in a Receivables Financing, including, without limitation, those relating to the servicing of assets of a Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established pursuant to Regulation D of the Board of Governors or other applicable banking regulators. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Subsidiary Loan Party, any Indebtedness of such Subsidiary Loan Party which is by its terms subordinated in right of payment to its Guarantee of the Loan Document Obligations.

“Subject Party” has the meaning assigned to such term in Section 2.14(h).

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the Guarantee Agreement.

“Supplier” has the meaning assigned to such term in Section 2.14(h)(ii).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Restricted Subsidiaries shall be a Swap Agreement.

“Swiss Tax Ruling” means the tax ruling covering the exemption from Swiss federal withholding tax (Verrechnungssteuer) submitted to and confirmed by the Swiss Federal Tax Administration.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings and any similar governmental charges (including any interest and penalties with respect thereto) by any Governmental Authority.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended for which financial statements have been delivered or were required to have been delivered pursuant to clauses (1) or (2) of Section 5.01(a) and, prior to the first such requirement, the four quarter period ended December 31, 2013.

“Total Assets” means, as of any date of determination, the total consolidated assets of the Borrower and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower, and determined as of the time of the occurrence of any event giving rise to the requirement to determine Total Assets and after giving pro forma effect to the occurrence of such event and all other acquisitions or dispositions of a Person, business or assets that have been completed or are subject to a definitive agreement from the date of such balance sheet to the date of such event giving rise to the requirement to determine Total Assets.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any other Restricted Subsidiary in connection with the Transactions.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, (b) the payment of the Transaction Costs and (c) the repayment of all amounts outstanding and the release of all guarantees and security interests under the Existing Credit Agreement.

“U.S. Dollars” and “$” each mean the lawful currency of the United States of America.

“UK DB Plan” has the meaning assigned to such term in Section 3.15(d).

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below;

(b) any Subsidiary of an Unrestricted Subsidiary; and

(c) Quiver Ventures, LLC and Constellium Engley (Changchung) Automotive Structures Co Ltd.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries; provided, further, however, that either:

(i) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(ii) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted pursuant to Section 6.02.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(A) (1) the Borrower could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 6.01(a) or (2) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(B) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Loan Party” means each Loan Party that is a U.S. Subsidiary.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107 56), as amended from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Dutch Terms. A winding-up, administration, liquidation or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden). A moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend. Any voluntary commencement or filing of a petition seeking relief under any Debtor Relief Law includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990). A receiver, trustee, custodian, sequestrator, conservator or liquidator includes a curator and a bewindvoerder.

Section 1.04 Accounting Terms; IFRS. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Closing Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05 Effectuation of Transactions. All references herein to the Borrower and its Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Closing Date, unless the context otherwise requires.

Section 1.06 Currency Translation. For purposes of determining compliance with any Euro-denominated restriction or basket limitation under Section 6.01, Section 6.02, Section 6.04 and Section 6.06 (including any defined terms referenced and utilized in such covenants), as of any time of determination, any such basket limitation shall be deemed to be the greater of (i) the applicable Euro-denominated amount set forth in this Agreement and (ii) the amount of Euro obtained by multiplying the applicable Euro-denominated amount set forth in this Agreement by 1.3774 (which was the dollar-to-Euro Exchange Rate as of March 31, 2014) and then multiplying the result by a number equal to the amount of Euros into which 1.00 U.S. Dollar may be converted using the Exchange Rate in effect at the time of determination.

In addition, for purposes of determining compliance with any of the covenants referred to in the paragraph above, utilized amounts under any such covenant or basket shall be tracked in Euro irrespective of what currency is actually used to make the incurrence. When an incurrence is made in a currency other than Euro, the amount of Euro for purposes of the covenants shall be calculated based on the relevant currency Exchange Rate in effect on the date such incurrence was made; provided that if Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than Euros, and such refinancing would cause the applicable Euro-denominated restriction to be exceeded if calculated at the relevant currency

Exchange Rate in effect on the date of such refinancing, such Euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

ARTICLE II.

THE CREDITS

Section 2.01 Initial Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans (the “Loans”) to the Borrower denominated in Euros from time to time during the Availability Period in an aggregate principal amount, which will not result in such Lender’s Exposure exceeding such Lender’s Commitment or the aggregate Exposures of all Lenders exceeding the aggregate Commitments of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) At the time each Borrowing is made and at the commencement of each Interest Period thereafter, (i) such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Borrowing that results from a continuation of an outstanding Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) each Loan from each Lender shall be in an aggregate amount that is not less than €100,000. No more than a total of five (5) Borrowings shall be outstanding at any time.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email of a “pdf” or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(iv) the location and number of the Borrower’s account to which funds are to be disbursed; and

(v) that as of the date of such Borrowing, the conditions set forth in Section 4.02(a), Section 4.02(b) and, if applicable, Section 4.02(c) and Section 4.02(d) are satisfied.

If no Interest Period is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 6:00 a.m., New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate equal to the Overnight Rate, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.10. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.03(c).

Section 2.05 Interest Elections. (a) Each Borrowing shall have an initial Interest Period as specified in the relevant Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed continuation. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing with an Interest Period with a duration of one month.

Section 2.06 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate in whole, or from time to time reduce in part, the Commitments; provided that (i) each such partial reduction of the Commitments shall be in an amount that is an integral multiple of €1,000,000 and not less than €5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the aggregate Exposure of all Lenders would exceed the aggregate Commitments of all Lenders.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.06 at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06 shall be irrevocable; provided that the Borrower may rescind any such notice of termination under this clause (c) if such termination would have resulted from the refinancing in full of the Loans and/or termination in full of the Commitments, which refinancing shall not be consummated or shall otherwise be delayed; provided that the Borrower shall pay any amounts due to the Lenders under Section 2.13. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.07 Repayment of Loans; Evidence of Debt.

(a) To the extent not previously paid, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date; provided that if the Maturity Date is not a Business Day, such payment shall be due on the immediately preceding Business Day.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain the Register in accordance with Section 9.04.

(d) The entries made in the accounts and Register maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or such Register or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the Register maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e) Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit C.

Section 2.08 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section, without penalty or premium provided that each partial prepayment shall be in an amount that is an integral multiple of €1,000,000 and not less than €5,000,000;

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid; provided that the Borrower may rescind any notice of optional prepayment under this Section 2.08(b) if such prepayment would have resulted from the refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed; provided that the Borrower shall pay any amounts due to the Lenders under Section 2.13. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

Section 2.09 Fees.

(a) The Borrower agrees to pay to the Lenders:

(i) commitment fees equal to (1) the average of the daily difference between (A) the Commitments and (B) the aggregate principal amount of all outstanding Loans, times (2) 1.00% per annum; and

(ii) utilization fees equal to (1) (a) if the daily average aggregate principal amount of all outstanding Loans (such daily average amount, the “Drawn Amount”) is less than 50% of the Commitments, 0.25% per annum or (b) if the Drawn Amount is greater than or equal to 50% of the Commitments, 0.50% per annum, times (2) the Drawn Amount.

(b) All fees referred to in paragraph (a) above shall be (i) calculated on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) and (ii) paid to the Administrative Agent quarterly in arrears on the last Business Day of March, June, September and December of each year during the Availability Period, commencing on the first such date to occur after the Closing Date, and on the Maturity Date, and, upon receipt, the Administrative Agent shall promptly distribute to each Lender its pro rata share thereof.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for such Lender’s Initial Commitment, a closing fee in an amount equal to 1.50% of the stated principal amount of such Lender’s Initial Commitment on the Closing Date, payable to such Lender on the Closing Date. Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e) Notwithstanding the foregoing, and subject to Section 2.18, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.09, nor shall any such amounts accrue.

Section 2.10 Interest.

(a) The Loans comprising each Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus 2.50%.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% per annum plus the rate otherwise applicable to Loans as provided in paragraph (a) above; provided that no amount shall be payable pursuant to this Section 2.10(b) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.10(b) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments, provided that (i) interest accrued pursuant to paragraph (b) above shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Adjusted Eurocurrency Rate shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

(e) If a tax deduction is required by Swiss law to be made by a Loan Party incorporated in Switzerland (the “Swiss Loan Party”) in respect of any interest payable by it under this Agreement and should paragraph (a) of Section 2.14 be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment (as provided for in this Section 2.10) in the absence of this paragraph (e) divided by (ii) 1 minus the rate at which the relevant tax deduction is required to be made (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and (a) that the Swiss Loan Party shall be obliged to pay the relevant interest at the adjusted rate in accordance with this paragraph (e) and (b) all references to a rate of interest in Section 2.14 shall be construed accordingly.

Section 2.11 Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, with respect to any outstanding Loans, if the Administrative Agent or the Borrower so require, the Administrative Agent and the Borrower will negotiate in good faith for a period of not more than 30 days in order to agree on a mutually acceptable substitute basis for calculating the interest payable on the Loans and, (x) if a substitute basis is agreed within that period between the Administrative Agent (with the consent of the Lenders holding such Loans) and the Borrower, then it shall apply in accordance with its terms (and may be retrospective to the beginning of the relevant Interest Period or to any time thereafter to the extent agreed by the Borrower and the Administrative Agent) and (y) unless and until a substitute basis is so agreed, the Interest Rate payable to such Lenders on the applicable Loans for the relevant Interest Period will be the rate reasonably determined by the applicable Lender and notified to the Administrative Agent by that Lender to be its cost of funds (from any source which it may reasonably select) plus 2.50%. Each determination by the Administrative Agent under this Section 2.11 shall be conclusive absent manifest error.

Section 2.12 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate);

(ii) subject any Lender to any Tax with respect to this Agreement or Loan made by such Lender (other than Indemnified Taxes or Other Taxes covered by Section 2.14, and any Excluded Taxes);

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13 Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), and other than pursuant to Section 2.17(d) (b) the assignment of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16 or Section 9.02(c) or (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.13, each Lender shall be deemed to have funded each Loan made by it at the Adjusted Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank Euro market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.13 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.14 shall govern.

Section 2.14 Taxes.

(a) Unless required by applicable Requirements of Law, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction for any Taxes, provided that if the applicable withholding agent shall be required by applicable Requirements of Law to deduct any Indemnified Taxes or Other Taxes (other than Assignment Taxes) from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including deductions of Indemnified Taxes or Other Taxes (other than Assignment Taxes) applicable to additional amounts payable under this Section), the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes (other than Assignment Taxes) to the relevant Governmental Authority in accordance with Requirements of Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any such Indemnified Taxes paid by the Administrative Agent or such Lender, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any such Other Taxes (including Indemnified Taxes or Other Taxes (other than Assignment Taxes) imposed or asserted on or attributable to amounts payable under this Section but not including any Assignment Taxes) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability shall be delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender shall, at such times as are reasonably requested by any Loan Party or the Administrative Agent or prescribed by applicable Requirements of Law,

provide the Loan Party and the Administrative Agent with any properly completed and executed documentation prescribed by Requirements of Law, or reasonably requested by the Loan Party or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so. Each Lender and the relevant withholding agent shall reasonably cooperate to submit any required documentation in a timely manner in accordance with the applicable Requirements of Law. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Loan Party, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent and the relevant Lender, as applicable, shall cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower, provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent and such Lender, as applicable, and (c) the Borrower indemnifies the Administrative Agent and such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. The Administrative Agent or a Lender shall claim any refund that it determines is reasonably available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund (including, for purposes of this clause (f), any credit in lieu of a refund) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section, it shall pay over an amount equal to such refund to the Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund (or credit in lieu of such refund) to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Loan Party’s request, provide the Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund or credit received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this clause (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to taxes which it deems confidential).

(g) The agreements in this Section 2.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) Indirect Tax.

(i) All amounts set out or expressed to be payable under a Loan Document by any party to this Agreement (as referred to in this clause (h), a “Party”) to the Administrative Agent or any Lender which (in whole or in part) constitute the consideration for a supply or supplies for Indirect Tax purposes shall be deemed to be exclusive of any Indirect Tax which is chargeable on such supply or supplies, and accordingly, subject to (ii) below, if Indirect Tax is or becomes chargeable on any supply made by any of the Administrative Agent or any Lender to any Party under a Loan Document, that Party shall pay to the Administrative Agent or relevant Lender, as applicable (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such Indirect Tax (and such Administrative Agent or Lender, as applicable, shall promptly provide an appropriate invoice to such Party), or where applicable, directly account for such Indirect Tax at the appropriate rate under the reverse charge procedure in accordance with the Council Directive 2006/112/EC on the common system of value added tax, and any applicable Indirect Tax provisions of the jurisdiction in which such Party receives such supply.

(ii) If Indirect Tax is or becomes chargeable on any supply made by any of the Administrative Agent or any Lender (the “Supplier”) to any of the Administrative Agent or another Lender (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any

Loan Document to pay an amount equal to consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

(A) where the Supplier is the person required to account to the relevant Governmental Authority for the Indirect Tax, such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such Indirect Tax. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant Governmental Authority which the Recipient reasonably determines is in respect of such Indirect Tax; and

(B) where the Recipient is the person required to account to the relevant Governmental Authority for the Indirect Tax, the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the Indirect Tax chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant Governmental Authority in respect of such Indirect Tax.

(iii) Where a Loan Document requires any Party to reimburse or indemnify any of the Administrative Agent or any Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Administrative Agent or Lender, as applicable, for the full amount of such cost or expense, including such part thereof as represents Indirect Tax, save to the extent that such Administrative Agent or Lender reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax from the relevant Governmental Authority.

(iv) Any reference in this subsection (h) to any Party shall, at any time when such Party is treated as a member of a group for Indirect Tax purposes, include (where appropriate and unless the context otherwise requires) a reference to (i) such group at such time or (ii) the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules as provided for in Article 11 of Council Directive 2006/112/EC on the common system of value added tax (as amended), or any succeeding legislation thereto or any corresponding legislation in any other Member State or jurisdiction.

Section 2.15 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.12, Section 2.13 or Section 2.14, or otherwise) at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 9:00 a.m., New York City time), on the date when due, in Same Day Funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the

Administrative Agent, except that payments pursuant to Section 2.12, Section 2.13, Section 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as expressly provided herein, if any payment on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan and all payments under each Loan Document shall be made in Euros, except as otherwise expressly provided herein

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied

(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and

(ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and as contemplated by Section 2.08(a)) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate equal to the Overnight Rate.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) If (i) any Lender requests compensation under Section 2.12 or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or any event give rise to the operation of Section 2.19, then such Lender or, where relevant, the Administrative Agent, shall use reasonable efforts (and at the expense of the Borrower) to designate a different Lending Office for funding or booking its Loans hereunder, to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, or to change its bank account, if, in the judgment of such Lender or, where relevant, the Administrative Agent, such designation or assignment and delegation or change (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14 or mitigate the applicability of Section 2.19, as the case may be, and (ii) would not subject such Lender or Administrative Agent to any unreimbursed cost or expense reasonably deemed by such Lender or Administrative Agent to be material and would not be disadvantageous in any material economic, legal or regulatory respect to such Lender or Administrative Agent.

(b) If (i) any Lender requests compensation under Section 2.12 or gives notice under Section 2.19 or (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate at par, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.12, or payments required to be made pursuant to Section 2.14 or a notice given under Section 2.19, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

(c) A Lender shall not be entitled to any compensation pursuant to the foregoing paragraphs to the extent such Lender is not imposing such charges or requesting such compensation from borrowers similarly situated to the Borrower hereunder under comparable syndicated credit facilities (as reasonably determined by the Administrative Agent and the applicable Lender).

Section 2.17 Incremental Credit Increase.

(a) At any time and from time to time after the Closing Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect one or more increases in the aggregate amount of Commitments (each such increase, a “Commitment Increase”), in each case, from one or more existing Lenders or Additional Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, (B) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clause (A) above and (C) each Commitment Increase shall be on the same terms (including interest rate margins and maturity) then governing the Initial Commitments pursuant to this Agreement. Notwithstanding anything to contrary herein, at the time of effectiveness of any given Commitment Increase, the aggregate principal amount of the Commitment Increases entered into after the Closing Date shall not exceed €30,000,000 (the “Incremental Cap”). Each Commitment Increase shall be in a minimum principal amount of €5,000,000 and integral multiples of €1,000,000 in excess thereof; provided that such amount may be less than €5,000,000 if such amount represents all the remaining availability under the Incremental Cap. For the avoidance of doubt, (i) no Lender shall be required to provide, or obligated to consent (acting in its sole and absolute discretion) to, any such Commitment Increase and (ii) the non response by a Lender to any Commitment Increase request shall be deemed to be a rejection of that request.

(b) Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Commitment Increase.

(c) A Lender’s Commitment Increase shall become effective under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such existing Lender or Additional Lender, as applicable, and the Administrative Agent. Commitment Increases may be provided, subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Commitment Increase or, unless it agrees, be obligated to provide any Commitment Increase) or by any Additional Lender. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent be accompanied by legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(d) Upon each increase in the Commitments pursuant to this Section 2.17, if on the date of such increase, there are any Loans outstanding, such Loans shall on or prior to the effectiveness of such Commitment Increase be prepaid from the proceeds of additional Loans made hereunder (reflecting such increase in Commitments), which prepayment shall be accompanied by accrued interest on the Loans being prepared (but which, notwithstanding anything herein to the contrary, will not require the Borrower to pay any costs pursuant to Section 2.13). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) This Section 2.17 shall supersede any provisions in Section 2.15 or Section 9.02 to the contrary.

Section 2.18 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.16(b)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of post-default interest and then-current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders and fifth after the payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.19 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans hereunder, or to determine or charge interest rates on Loans based upon the Adjusted Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Loans shall be suspended until such time the Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay the Loans of such Lender, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurocurrency Rate. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders for itself and the Loan Parties that:

Section 3.01 Organization; Powers. The Borrower and each of the Loan Parties (a) is a limited liability company, unlimited liability company, corporation or partnership (or any foreign equivalent of the foregoing) duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization or formation outside the United States) under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority to own its property and assets necessary for the conduct of business, except as would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, the Borrowings hereunder and the use of proceeds thereof (a) have been (or in the case of the use of proceeds will be) duly authorized by all corporate or limited liability company or partnership action required to be obtained by the Loan Parties and (b) will not (i) (A) violate any provision of law, statute, rule or regulation, or of the Organizational Documents of any Loan Party, (B) violate any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any indenture, certificate of designation for preferred stock, agreement or any other instrument to which any Loan Party is a party or by which any of them or their property is or may be bound, where any such conflict, violation, breach or default referred to in this clause (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than Liens permitted by Section 6.06 and Liens which would not reasonably be expected to result in a Material Adverse Effect.

Section 3.03 Enforceability. Each Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) such as have been made or obtained and are in full force and effect, (b) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made could not reasonably be expected to have a Material Adverse Effect and (c) filings and other actions listed on Schedule 3.04.

Section 3.05 Financial Statements. The Borrower has heretofore furnished to the Administrative Agent (for delivery to the Lenders) the audited consolidated balance sheets and related statements of income and cash flows of the Borrower and its subsidiaries for the Fiscal Years ended December 31, 2011, December 31, 2012 and December 31, 2013, each of which have been prepared in accordance with IFRS applied consistently throughout the periods involved, and present fairly the financial condition and results of operations of the Borrower and its subsidiaries, as of and on such dates set forth on such financial statements.

Section 3.06 No Material Adverse Effect. Since December 31, 2013, there have been no events, developments or circumstances that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases. The Borrower and each of the Subsidiary Loan Parties has good and valid record fee simple title to (or foreign equivalent) or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title, interests or easements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens expressly permitted by Section 6.06 and Liens which would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Subsidiaries. As of the Closing Date, all of the issued and outstanding Equity Interests of each Restricted Subsidiary of the Borrower is owned directly by the Borrower or by another Restricted Subsidiary.

Section 3.09 Litigation; Compliance with Laws and Agreements.

(a) There are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transactions.

(b) None of the Borrower, the Restricted Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority ( including without limitation the USA Patriot Act), where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Borrower and each Loan Party shall (and shall ensure that the consummation of the Transactions) comply with all applicable financial assistance laws and regulations.

Section 3.10 Federal Reserve Regulations.

(a) None of the Borrower or the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulation U or Regulation X of the Board of Governors.

Section 3.11 Investment Company Act. None of the Borrower or its Subsidiaries is an “investment company” or is required to register as an investment company, or is controlled by, or underwriters of, investment companies, each as defined in the Investment Company Act of 1940, as amended from time to time, or is otherwise subject to regulation thereunder.

Section 3.12 Use of Proceeds. The Borrower will use the proceeds of each Loan to finance working capital of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries and to pay the Transaction Costs.

Section 3.13 Taxes.

(a) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, the Borrower and its Restricted Subsidiaries (i) has timely filed or caused to be timely filed all Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except in each case for Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Borrower or any of the Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with IFRS; and

(b) other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, with respect to the Borrower and the Restricted Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, any Governmental Authority.

Section 3.14 No Material Misstatements.

(a) All written factual information (other than the projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning the Borrower, its Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date, and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto).

(b) Any projections and other forward looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the transactions contemplated hereby, together with all supplements and updates thereto, (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such projections and other forward looking information were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

Section 3.15 Pensions; ERISA.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal, state and foreign laws.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the provisions of applicable law, and has been maintained, where required, in good standing with all applicable Governmental Authorities, and (ii) neither the Borrower nor any of its Subsidiaries has incurred, or reasonably expects to incur, any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan.

(d) Except for the Pechiney UK Limited and Associated Companies Pension and Life Assurance Scheme (the “UK DB Plan”) or as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Restricted Subsidiaries is or has at any time been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an “occupational pension scheme” that is not a “money purchase scheme” (both terms as defined in the Pensions Schemes Act 1993) and (ii) neither the Borrower nor any of its Restricted Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the Pensions Act 2004) such an employer.

(e) With respect to each Non-U.S. Plan that is a German pension scheme, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Borrower and each of the German Subsidiaries have complied at all times with such pension scheme’s terms and conditions and any German statutory requirements applicable thereto including, where applicable, the establishment of book reserves to the maximum extent permitted by law, the full funding of, or full payments to, any kind of pension fund (Pensionsfonds), occupational pension fund (Pensionskasse), benevolent fund (Unterstüzungskasse), direct insurance (Direktversicherung) contract or pension liability reinsurance (Rückdeckungsversicherung) contract and the payment of contributions to the pension insolvency insurance (Pensionssicherungsverein) in full when due. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the pensions of pensioners of the Borrower and each of its Subsidiaries in respect of any Non-U.S. Plan that is a German pension scheme have at all times been increased, without any suspension in full or in parts, to the extent required by the applicable pension schemes and by the applicable statutory requirements.

(f) With respect to each Non-U.S. Plan that is a French pension scheme, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Borrower and each of the French Subsidiaries have complied at all times with such pension scheme’s terms and conditions and any French statutory requirements applicable thereto, including, where applicable, the establishment of adequate book reserves and the payment of adequate contributions to any insurance schemes for this purpose (contrat indemnités de fin de carrière) in accordance with latest actuarial estimates. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the French Subsidiaries have fully paid any required contributions, benefits and indemnities, arising out, or in connection with, any Non-U.S. Plan that is a French pension scheme, including the basic French pension scheme, the complementary pensions schemes (Agirc and Arrco), the retirement indemnities (indemnités de fin de carrière or indemnités de retraite), the jubilee benefits (médailles du travail), and, where applicable, the in-house defined benefit pension schemes (retraites maison).

Section 3.16 Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material

Adverse Effect, the Borrower and each Restricted Subsidiary, and their respective operations and properties, (i) are in compliance with all Environmental Laws and have obtained, maintained and complied with all permits, licenses and other approvals required under any Environmental Law, (ii) have not become subject to any Environmental Liability, (iii) have not received written notice of any claim with respect to any Environmental Liability, (iv) to the knowledge of the Borrower and each Restricted Subsidiary, there are no circumstances, conditions or occurrences that would reasonably be expected to give rise to any Environmental Liability of the Borrower or any Restricted Subsidiary, or with respect to their respective operations and properties, and (v) to their knowledge, no other Person has caused, or permitted to occur, any Release, or treated or disposed of, or arranged for treatment or disposal of, any Hazardous Materials.

Section 3.17 Solvency. After giving effect to the consummation of the Transactions, the Borrower, together with its Restricted Subsidiaries on a consolidated basis, is Solvent.

Section 3.18 Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Restricted Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from the Borrower or any of the Restricted Subsidiaries or for which any claim may be made against the Borrower or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary to the extent required by IFRS; (d) the Borrower and the Restricted Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices and (e) consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the Restricted Subsidiaries is a party or by which the Borrower or any of the Restricted Subsidiaries is bound.

Section 3.19 Social Security. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) no claims with respect to social security contributions or any other labor related contributions are being asserted against any Subsidiary and (b) the Borrower and each of its Subsidiaries has complied with any applicable labor law, social security law, labor regulation or social security regulation.

Section 3.20 Senior Debt. The Loan Document Obligations constitute “Senior Debt” (or the equivalent thereof) and, if applicable, “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.

Section 3.21 Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “EU Insolvency Regulation”), with respect to each Loan Party incorporated within the European Union, its “centre of main interest” (as that term is used in Article 3(1) of the EU Insolvency Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the EU Insolvency Regulations) in any other jurisdiction.

Section 3.22 Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, license or possess the valid right to use, all Intellectual Property used in or reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect; provided, however, to the extent the foregoing representation and warranty relates to infringement, misappropriation or a violation of Intellectual Property rights held by a Person, it shall be considered qualified by the knowledge of the Borrower or any Restricted Subsidiary. To the knowledge of the Borrower, no Intellectual Property, advertising, product, process, method, substance, part or other material used by the Borrower or any Restricted Subsidiary, or the operation of its business as currently conducted, infringes upon, misappropriates or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary, which claim or litigation, individually or in the aggregate, if subject to an adverse ruling against the Borrower or any Restricted Subsidiary, could reasonably be expected to have a Material Adverse Effect.

Section 3.23 Anti-Money Laundering and Economic Sanctions Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries or its Affiliates and none of the respective officers, directors or agents of such Loan Party, Subsidiary or Affiliate has violated or is in violation of any applicable Anti-Money Laundering Laws.

(b) No Loan Party nor any of its Subsidiaries or its Affiliates nor, to any Loan Party’s knowledge, any director, officer, employee, agent, Affiliate (other than another Loan Party or a Subsidiary of a Loan Party) or representative of such Loan Party or any Subsidiary (each, a “Specified Person”) is an individual or entity currently the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is any Loan Party or any of its Subsidiaries or its Affiliates located, organized or resident in a country or territory that is the subject of Sanctions.

(c) No Specified Person will use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

(d) Except to the extent conducted in accordance with applicable Law, no Loan Party, nor any of its Subsidiaries and Affiliates and, to any Loan Party’s knowledge, none of the respective officers, directors, brokers or agents of such Loan Party, any Subsidiary or any Affiliate (other than another Loan Party or a Subsidiary of a Loan Party) acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

(e) To the Borrower’s knowledge, within the past five years, each of the Loan Parties and its Subsidiaries is in compliance in all material respects with and has not committed any material violation of applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the anti-boycott laws administered by the U.S. Department of Commerce and the anti-boycott laws administered by the U.S. Department of the Treasury.

Section 3.24 Anti-Corruption Laws. Neither Borrower nor any of its Subsidiaries nor, to their knowledge, any director, officer, agent, employee or Affiliate (other than another Loan Party or a Subsidiary of a Loan Party) of the Borrower or any Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. The Borrower, its Subsidiaries and its Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

ARTICLE IV.

CONDITIONS

Section 4.01 Closing Date. The obligations of the Lenders to make Loans hereunder shall become effective on the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02) (such date, the “Closing Date”).

(a) The Administrative Agent (or its counsel) shall have received either (i) a counterpart of this Agreement signed on behalf of the Borrower and the Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that the Borrower and the Lenders have signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Wachtell, Lipton, Rosen & Katz, special New York and Delaware counsel for the Loan Parties, (ii) Clifford Chance Partnerschaftsgesellschaft, German counsel to the Loan Parties, (iii) Clifford Chance Europe LLP, French counsel to the Loan Parties, (iv) Walder Wyss Ltd., Swiss counsel to the Loan Parties and (v) Stibbe, Netherlands counsel to the Loan Parties. Each such opinion shall be in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit E or such other form acceptable to the Administrative Agent with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority or, if customary in such jurisdiction, any Responsible Officer of the relevant Loan Party (in relation to a Loan Party constituted under (A) German law, in respect of commercial register extracts not older than 14 days and (B) French law, a certified copy of its by-laws (statuts), an original copy of the extrait K-bis and the certificat de non-faillite relating to it of less than thirty (30) days prior to the Closing Date); (ii) signature and, to the extent such concept exists, incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies (and, if required under its by-laws and/or the respective applicable law, a resolution of its shareholders) of each Loan Party (other than a Dutch Loan Party) approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Closing Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and (v) in relation to each Dutch Loan Party, the Dutch MBR.

(e) The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Joint Lead Arrangers, the Joint Bookrunners, the Administrative Agent, and the Borrower to be due and payable on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be so reimbursed or paid.

(f) The Guarantee Requirement shall have been satisfied.

(g) The ABL Credit Agreement Amendment shall have been executed and delivered by each party thereto, in form and substance reasonably satisfactory to the Administrative Agent, and shall be in full force and effect.

(h) The Administrative Agent shall have received the financial statements of the Borrower as described in Section 3.05, which financial statements shall have been prepared in accordance with IFRS.

(i) The Existing Credit Agreement shall have been refinanced and the Administrative Agent shall have received reasonably satisfactory evidence thereof (together with all documents or instruments necessary to release all Liens securing the Existing Credit Agreement).

(j) The Lenders shall have received a certificate from the chief financial officer of the Borrower in the form of Exhibit F certifying as to the Solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(k) The Administrative Agent shall have received at least 5 Business Days prior to the Closing Date all documentation and other information about the Loan Parties as shall have been requested in writing at least 10 Business Days prior to the Closing Date by the Administrative Agent or any Joint Lead Arranger that the Administrative Agent or such Joint Lead Arranger shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(l) The Affiliate Subordination Agreement shall have been duly executed and delivered by each of the Loan Parties, substantially in the form of Exhibit D, and shall be in full force and effect.

(m) The Administrative Agent shall have received the Swiss Tax Ruling.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing before and after giving effect to such Borrowing and to the application of proceeds therefrom, as though made on and as of such date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Credit Extension or on such earlier date, as the case may be (after giving effect to such qualification).

(b) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c) Solely to the extent that immediately after giving effect to such Borrowing, the aggregate outstanding principal amount of Loans represents more than 30% of the aggregate Commitments, at the time of and immediately after giving effect to such Borrowing, the Borrower shall be in compliance with the covenants set forth in Section 6.08 and Section 6.09 for the Test Period most recently ended on a pro forma basis.

(d) Solely to the extent that immediately after giving effect to such Borrowing, the aggregate outstanding principal amount of Loans represents more than 30% of the aggregate Commitments, at the time of and immediately after giving effect to such Borrowing, the Borrower shall be in compliance with the Guarantor Coverage Test for the Test Period most recently ended.

(e) The Administrative Agent shall have received a notice of borrowing in accordance with Article II hereof.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), and, if applicable, (c) and (d) of this Section.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, the Borrower covenants and agrees for itself and, as appropriate, each Loan Party, with the Lenders that:

Section 5.01 Reports and Other Information.

(a) Whether or not the Borrower is subject to Section 13(a) or 15(d) of the Exchange Act, the Borrower will furnish to the Administrative Agent: (1) within 65 days after the end of each of the first three fiscal quarters in each fiscal year, quarterly reports containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) for and as of the end of such fiscal quarter and year to date period (with comparable financial statements for the corresponding fiscal quarter and year to date period of the immediately preceding fiscal year); (2) within 120 days after the end of each fiscal year, an annual report that includes all information that would be required to be filed with the SEC on Form 20-F (or any successor form); and (3) at or prior to such times as would be required to be filed or furnished to the SEC as a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act, all such other reports and information that the Borrower would have been required to file or furnish pursuant thereto; provided, however, that to the extent that the Borrower ceases to qualify as a “foreign private issuer” within the meaning of the Exchange Act, whether or not the Borrower is then subject to Section 13(a) or 15(d) of the Exchange Act, the Borrower will either file or furnish with the SEC (as a “voluntary filer” if the Borrower is not then subject to Section 13(a) or 15(d) of the Exchange Act) or furnish to the Administrative Agent, so long as any Loans or Commitments hereunder are outstanding, within 30 days of the respective dates on which the Administrative Agent would be required to file such documents with the SEC if it was required to file such documents under the Exchange Act, all reports and other information that would be required to be filed with (or furnished to) the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as, in the Borrower’s sole discretion, either a “foreign private issuer” or a U.S. domestic registrant.

(b) If required by the rules and regulations of the SEC, the Borrower will electronically file or furnish, as the case may be, a copy of all information and reports referred to in paragraph (a) above with the SEC for public availability within the time periods specified above.

(c) Notwithstanding the foregoing, the Borrower will be deemed to have furnished such reports referred to in paragraph (a) above to the Administrative Agent and the Lenders if the Borrower has filed or furnished such reports with the SEC and such reports are publicly available on the SEC’s website; provided, however, that the Administrative Agent shall have no obligation whatsoever to determine whether or not such information, documents or reports have been so filed or furnished. Delivery of such reports, information and documents to the Administrative Agent pursuant to this covenant is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants under this Agreement.

(d) The Borrower will also (1) not later than 10 Business Days after furnishing to the Administrative Agent the annual and quarterly reports required by clause (1) and (2) of paragraph (a) above, hold a publicly accessible conference call to discuss such reports and the results of operations for the relevant reporting period (including a question and answer portion of the call); and (2) issue a press release to an internationally recognized wire service no fewer than three Business Days prior to the date of the conference call required by the foregoing clause (1) of this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Lenders, prospective investors, broker dealers and securities analysts to contact the appropriate person at the Borrower to obtain such information.

(e) At any time that any of the Borrower’s Subsidiaries that are Significant Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) above will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto or in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower, provided that the Borrower will not be required to provide such separate information to the extent such Unrestricted Subsidiaries are the subject of a confidential filing of a registration statement with the SEC.

(f) Notwithstanding anything herein to the contrary, the Borrower will not be deemed to have failed to comply with any of its agreements in this Section 5.01 for purposes of Article VII hereof until 30 days after the date any report hereunder is required to be filed with the SEC (or otherwise made available to the Administrative Agent) pursuant to this Section 5.01.

(g) Simultaneously with any delivery of financial statements under paragraph (a) above, and solely to the extent that, pursuant to Section 6.08 and Section 6.09 of this Agreement, the Borrower is required to comply with the covenants set forth in such Sections, as of the last day of the Test Period most recently ended for which such financial statements are required to be delivered under paragraph (a) above, a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Section 6.08 and Section 6.09.

Section 5.02 Existence; Business and Properties. The Borrower will, and will cause each Restricted Subsidiary to:

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence except: (i) as otherwise expressly permitted under Section 6.07, (ii) for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution and (iii) in the case of the Subsidiaries, in connection with any merger, disposition, liquidation or transfer thereof (or of the assets thereof) not prohibited by Article VI hereof; and

(b) (i) Except as could not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary in the normal conduct of its business and (ii) at all times maintain and preserve all material property necessary in the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.03 Insurance. The Borrower will, and will cause each Restricted Subsidiary to keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent reasonably deemed prudent, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses, taking into account the general degree to which such companies are leveraged, and maintain such other insurance as may be required by law or any other Loan Document.

Section 5.04 Payment of Taxes, etc. The Borrower will, and will cause each of its Restricted Subsidiaries to pay its obligations in respect of Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with IFRS and except in each case where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.05 Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrower or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event (or similar event with respect to any Non-U.S. Plan) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(e) the occurrence of any change in the rate of contributions to any pension scheme operated by or maintained for the benefit of the Borrower or any Subsidiary and/or any of their (former) directors and employees paid or required (by law or otherwise) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06 Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, applicable to it or its property (including without limitation the USA Patriot Act), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to Taxes, which are the subject of Section 5.04.

Section 5.07 Maintaining Records; Access to Properties and Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain all financial records in accordance with IFRS and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default under Section 7.01(a),

(b), (g) or (h), any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Restricted Subsidiaries and to make extracts from and copies of such financial records, all at the expense of the Borrower, at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested (but, unless an Event of Default is continuing, not more than one time during any Fiscal Year) and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), (b), (g) or (h), any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Restricted Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

Section 5.08 Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Indebtedness and other obligations before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with IFRS, except to the extent the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.09 Use of Proceeds. The Borrower will, and will cause each of its Restricted Subsidiaries to, use the proceeds of the Loans only as contemplated in Section 3.12.

Section 5.10 Compliance with Environmental Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Environmental Laws applicable to its operations and properties; and comply with and obtain and renew all permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.10, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11 Guarantor Coverage Test and Additional Subsidiaries.

(a) Subject to the Guarantee Principles, the Borrower shall ensure that, as of the last day of any fiscal quarter following the Closing Date, solely to the extent any Loans are outstanding on such date, (i) for the applicable Test Period ending on such date, the EBITDA of the Borrower and the Subsidiary Loan Parties, taken together, represents not less than 75% of the consolidated EBITDA of the Borrower and its Restricted Subsidiaries and (ii) as of such date, the Total Assets of the Borrower and the Subsidiary Loan Parties, taken together represent not less than 60% of the consolidated Total Assets of the Borrower and its Restricted Subsidiaries (the “Guarantor Coverage Test”).

(b) To the extent that the Borrower elects, after the Closing Date, to designate a Restricted Subsidiary as a Subsidiary Loan Party, the Borrower will promptly notify the Administrative Agent thereof, and will (x) cause such Restricted Subsidiary to satisfy the Guarantee Requirement with respect to such Restricted Subsidiary and (y) use its commercially reasonable efforts to deliver to the Administrative Agent such other documentation as is reasonably requested by the Administrative Agent with respect to such Restricted Subsidiary in connection therewith consistent with the Guarantee Principles or otherwise.

(c) In addition to the foregoing, no Restricted Subsidiary of the Borrower shall Guarantee any Indebtedness of the Borrower or any Subsidiary Loan Party Incurred under Section 6.01(a), Section 6.01(b)(iii), Section 6.01(b)(xv) (to the extent refinancing such Indebtedness), Section 6.01(b)(xvi) or Section 6.01(b)(xx) unless such Restricted Subsidiary Guarantees the Loan Document Obligations hereunder in accordance with the terms of the Loan Documents.

Section 5.12 Further Assurances. The Borrower will, and will cause each Loan Party to, cause the Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

Section 5.13 Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower.

Section 5.14 Compliance with Material Contracts. The Borrower will, and will cause each of its Restricted Subsidiaries to, perform and observe all of the terms and conditions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 5.15 Designation of Subsidiaries. As of the Closing Date, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries, other than Quiver Ventures, LLC and Constellium Engley (Changchung) Automotive Structures Co Ltd. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, the Borrower covenants and agrees for itself and each Loan Party, with the Lenders that:

Section 6.01 Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness)

or issue any shares of Disqualified Stock; and the Borrower will not permit any of its Restricted Subsidiaries (other than a Subsidiary Loan Party) to issue any shares of Preferred Stock; provided, however, that the Borrower and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Borrower for the most recently ended Test Period immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period; provided, however, that Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, by all Subsidiaries other than Subsidiary Loan Parties pursuant to this paragraph may not, at the time incurred, exceed the greater of (i) €125,000,000 and (ii) 7.0% of Total Assets at such time.

(b) The foregoing limitations will not apply to:

(i) the Incurrence by Constellium Holdco II B.V. or any U.S. Loan Party of Indebtedness under the ABL Facility provided that the aggregate amount of Indebtedness thereunder shall not exceed $150,000,000 plus the amount necessary to pay any fees and expenses, including premiums, related in connection with any refinancing, refunding, extension, renewal or replacement of Indebtedness under the ABL Facility;

(ii) the Incurrence by the Borrower or any Subsidiary Loan Party of Indebtedness created hereunder (including pursuant to an Incremental Facility Amendment) and under the other Loan Documents;

(iii) the Incurrence by the Borrower and the Subsidiary Loan Parties of Indebtedness represented by the Notes on the Closing Date and the Guarantees thereof;

(iv) Indebtedness, Disqualified Stock or Preferred Stock existing and/or committed to on the Closing Date (other than Indebtedness described in clauses (i), (ii) and (iii));

(v) Indebtedness (including Capitalized Lease Obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Borrower to finance (whether prior to or within 270 days after) the purchase, lease, construction, repair, replacement or improvement of property (real or personal) (whether through the direct purchase of property or the Capital Stock of any Person owning such property); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock Incurred pursuant to this clause (v), together with any Refinancing Indebtedness Incurred with respect to such Indebtedness pursuant to clause (xv) below, does not exceed the greater of (i) €125,000,000 and (ii) 7.0% of Total Assets as of the date of any incurrence pursuant to this clause (v);

(vi) Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vii) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with an acquisition or disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of this Agreement, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(viii) Indebtedness (other than Secured Indebtedness) of the Borrower to a Restricted Subsidiary; provided that, except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries, any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Loan Party shall be subordinated in right of payment to the Loan Document Obligations pursuant to the Affiliate Subordination Agreement; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(ix) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(x) Indebtedness (other than Secured Indebtedness) of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that, except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries, if a Subsidiary Loan Party incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Loan Party under the Guarantee Agreement, such Indebtedness shall be subordinated in right of payment to the Guarantee of such Subsidiary Loan Party under the Guarantee Agreement pursuant to the Affiliate Subordination Agreement; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(xi) Hedging Obligations that are not incurred for speculative purposes and are either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales; or (4) for any combination of the foregoing;

(xii) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xiii) Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower and Preferred Stock of any Restricted Subsidiary of the Borrower not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xiii), does not exceed the greater of (i) €100,000,000 and (ii) 5.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (xiii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xiii) but shall be deemed Incurred for purposes of clause (a) of this Section 6.01 from and after the first date on which the Borrower, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under clause (a) of this Section 6.01 without reliance upon this clause (xiii));

(xiv) any Guarantee by (x) the Borrower or a Subsidiary Loan Party of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries, or (y) a Subsidiary that is not a Subsidiary Loan Party of Indebtedness or other obligations of another Subsidiary that is not a Subsidiary Loan Party, in each case so long as the Incurrence of such Indebtedness Incurred by the Borrower or such Restricted Subsidiary is permitted under the terms of the Loan Documents; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loan Document Obligations or the Guarantee of such Restricted Subsidiary under the Guarantee Agreement, as applicable, any such Guarantee of such Subsidiary Loan Party with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Loan Party’s Guarantee under the Guarantee Agreement substantially to the same extent as such Indebtedness is subordinated to the Loan Document Obligations or the Guarantee of such Restricted Subsidiary under the Guarantee Agreement, as applicable;

(xv) the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower which serves to refund, refinance or defease any Indebtedness Incurred or committed or Disqualified Stock or Preferred Stock issued as permitted under clause (a) of this Section 6.01, this clause (xv) and clauses (iii), (iv), (v), (xvi) and (xx) of this clause (b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund, refinance or defease such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded, refinanced or defeased that were due on or after the date that is one year following the Maturity Date were instead due on such date;

(B) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded, refinanced or defeased or (y) 91 days following the Maturity Date;

(C) to the extent such Refinancing Indebtedness refinances (a) Indebtedness subordinated to the Loan Document Obligations or the Guarantee of such Restricted Subsidiary under the Guarantee Agreement, as applicable, such Refinancing Indebtedness is subordinated to the Loan Document Obligations or the Guarantee of such Restricted Subsidiary under the Guarantee Agreement, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(D) is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(E) shall not include (x) Indebtedness of a Restricted Subsidiary of the Borrower that is not a Subsidiary Loan Party that refinances Indebtedness of the Borrower or a Restricted Subsidiary that is a Subsidiary Loan Party, or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(F) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (v), shall be deemed to have been Incurred and to be outstanding under clause (v), and not this clause (xv), for purposes of determining amounts outstanding under clause (v);

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or any of its Restricted Subsidiaries Incurred to finance an acquisition, or (y) Persons that are acquired by the Borrower or any of its Restricted Subsidiaries or merged or amalgamated with or into the Borrower or any of its Restricted Subsidiaries in accordance with the terms of the Loan Documents; provided, however, that after giving effect to such acquisition, merger or amalgamation, either:

(A) (x) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (a) of this Section 6.01 or (y) the Fixed Charge Coverage Ratio would be equal to or greater than immediately prior to such acquisition, merger, consolidation or amalgamation; or

(B) such Indebtedness, Disqualified Stock or Preferred Stock is incurred by the Borrower and:

(1)	is unsecured Subordinated Indebtedness with subordination terms no more favorable to the holders thereof than subordination terms that are customarily obtained in connection with European high yield financings at the time of Incurrence; provided that any guarantees thereof are provided by the Subsidiary Loan Parties and are “senior subordinated guarantees” of the type customary for European high yield financings or are otherwise reasonably acceptable to the Administrative Agent and, in any event, provide for the release of such guarantee by any Loan Party in the event the guarantee by such Loan Party of the obligations under the Guarantee Agreement is also released;

(2)	is not Incurred while a Default exists and no Default shall result therefrom; and

(3)	does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the Maturity Date;

(xvii) Indebtedness incurred under (i) the Factoring Facilities and (ii) any other Qualified Receivables Financing; provided that the aggregate principal amount at any time outstanding pursuant to this clause (xvii) shall not exceed €400,000,000;

(xviii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within ten Business Days of its Incurrence;

(xix) [Reserved];

(xx) Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, together with the aggregate principal amount or liquidation preference of any Refinancing Indebtedness Incurred with respect to such Indebtedness or Disqualified Stock pursuant to clause (xv) below, not exceeding at any time outstanding 100% of the net cash proceeds received by the Borrower and the Restricted Subsidiaries since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower (which proceeds are contributed to the Borrower or a Restricted Subsidiary) or cash contributed to the capital of the Borrower (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Borrower or any of its Subsidiaries), as determined in accordance with clauses (b) and (c) of the definition of Cumulative Credit, to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 6.02(d) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof);

(xxi) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii) Indebtedness arising as a result of implementing composite accounting or other cash pooling arrangements involving solely the Borrower and the Restricted Subsidiaries or solely among Restricted Subsidiaries and entered into the ordinary course of business;

(xxiii) Indebtedness issued by the Borrower or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any of its direct or indirect parent companies to the extent permitted under Section 6.02(e);

(xxiv) Indebtedness of Restricted Subsidiaries which are not Subsidiary Loan Parties; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xxiv) does not exceed the greater of (i) €100,000,000 and (ii) 5.5% of Total Assets at the time of Incurrence;

(xxv) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Borrower or any Restricted Subsidiary not in excess, at any one time outstanding, of the greater of (i) €50,000,000 and (ii) 3.0% of Total Assets at the time that such Indebtedness is incurred; and

(xxvi) Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrower and the Restricted Subsidiaries.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxvi) above or is entitled to be Incurred pursuant to clause (a) of this Section 6.01, the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this Section 6.01; provided that all Indebtedness outstanding under the ABL Facility will be deemed to have been Incurred on such date in reliance on clause (b)(i), and the Borrower shall not be permitted to reclassify all or any portion of such Indebtedness. The Borrower will also be entitled to treat a portion of any Indebtedness, Disqualified Stock or Preferred Stock as having been Incurred under clause (a) above and thereafter the remainder of such Indebtedness, Disqualified Stock or Preferred Stock as having been Incurred under clause (b) above. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.

Section 6.02 Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to (directly or indirectly):

(a) declare or pay any dividend or make any distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause Section 6.01(b)(viii) and Section 6.01(b)(x); or

(d) make any Restricted Investment;

(all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a pro forma basis, the Borrower could Incur $1.00 of additional Indebtedness under the provisions of Section 6.01(a); and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (and not returned or rescinded) (including Restricted Payments permitted by clauses (e)(i) below and (e)(viii)(b) below, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than an amount equal to the Cumulative Credit.

(e) The foregoing provisions will not prohibit:

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or any direct or indirect parent of the Borrower or Subordinated Indebtedness of the Borrower, any direct or indirect parent of the Borrower or any Subsidiary Loan Party in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower or contributions to the equity capital of the Borrower (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock; and if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) below and not made pursuant to this clause (ii)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Subsidiary Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the holders of such Subordinated Indebtedness) of, new Indebtedness of the Borrower or a Subsidiary Loan Party which is Incurred in accordance with Section 6.01 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith);

(B) such Indebtedness is subordinated to the Loan Document Obligations or the related Guarantee under the Guarantee Agreement, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the Maturity Date; and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the Maturity Date were instead due on such date;

(iv) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Borrower to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Borrower or any direct or indirect parent of the Borrower held by any future, present or former employee, director or consultant of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed €15,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (e)(iii) of this Section 6.02; plus

(B) the cash proceeds of key man life insurance policies received by the Borrower or any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) or the Borrower’s Restricted Subsidiaries after the Closing Date; less

(C) the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) above this clause (iv);

provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued or incurred in accordance with Section 6.01;

(vi) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date, (b) a Restricted Payment to any direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than

Disqualified Stock) of any direct or indirect parent of the Borrower issued after the Closing Date and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, that, (x) for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Borrower would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to subclauses (a) and (b) of this clause (vi) does not exceed the net cash proceeds actually received by the Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date;

(vii) Investments in Unrestricted Subsidiaries and joint ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of (i) €50,000,000 and (ii) 2.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the amount of Investments deemed to have been made pursuant to this clause (vii) at any time shall be reduced by the Fair Market Value of the proceeds received by the Borrower and/or the Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments without giving effect to subsequent changes in value;

(viii) the payment of dividends on the Borrower’s common stock in an aggregate amount per calendar year not to exceed the sum of (a) €20,000,000 plus (b) an amount per annum up to 6.0% of the net proceeds received after the Closing Date (including, without limitation, contributions to the Borrower with the proceeds of sales of common stock of any direct or indirect parent) by the Borrower from any public offering of common stock of the Borrower or any direct or indirect parent of the Borrower;

(ix) Restricted Payments that are made with Excluded Contributions;

(x) (a) Restricted Payments pursuant to clauses (a), (b) and (c) of the definition thereof during the period between the Closing Date and the Maturity Date and (b) Restricted Payments pursuant to clause (d) of the definition thereof at any time outstanding, in an aggregate amount, pursuant to this clause (x), not to exceed €100,000,000;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary of the Borrower by, Unrestricted Subsidiaries;

(xii) [Reserved];

(xiii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xiv) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xv) payments of cash, or dividends, distributions or advances by the Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xvi) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described in Section 6.04;

(xvii) [Reserved];

(xviii) other Restricted Payments; provided that Restricted Payments may only be made pursuant to this clause (xviii) at such time as the Consolidated Net Debt Ratio of the Borrower and its Restricted Subsidiaries, on a pro forma basis after giving effect to such Restricted Payments, is less than 2.00 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi), (vii), (x), (xi) and (xviii), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Except as otherwise provided herein, the Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Borrower.

Section 6.03 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries: (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits, except in each case for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the ABL Credit Agreement and the related documentation in effect on the Closing Date and this Agreement and the other Loan Documents and in each case, any similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(b) the Indentures, the Notes and the Guarantees thereof in effect on the Closing Date;

(c) applicable law or any applicable rule, regulation or order;

(d) any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(e) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(f) Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 6.01 and Section 6.06 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(g) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(h) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(i) purchase money obligations and Capitalized Lease Obligations for property acquired or leased in the ordinary course of business that impose restrictions on the property so acquired or leased;

(j) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such lease;

(k) any encumbrance or restriction effected in connection with (i) a Factoring Facility (provided that such encumbrance or restriction (I) exists on the date hereof or (II) is in the good faith determination of the Borrower (x) necessary or advisable to effect such Receivables Financing and applies only to the relevant Subsidiaries to which such Receivables Financing is made available or (y) not materially more burdensome than the encumbrances and restrictions under the Factoring Facilities in effect on the date hereof) or (ii) a Qualified Receivables Financing; provided, however, that in the case of this clause (k), such encumbrances or restrictions (A) apply only to a Receivables Subsidiary or (B) are in the good faith determination of the Borrower (x) necessary or advisable to effect such Qualified Receivables Financing and applicable only to the relevant Subsidiaries to which such Receivables Financing is made available or (y) not materially more burdensome than the encumbrances and restrictions under the Factoring Facilities in effect on the date hereof;

(l) (A) other Indebtedness or Disqualified Stock of the Borrower or any of its Restricted Subsidiaries, or (B) Preferred Stock of any Restricted Subsidiary, in each case that is Incurred subsequent to the Closing Date pursuant to Section 6.01;

(m) any Restricted Investment not prohibited by Section 6.02 and any Permitted Investment; or

(n) any encumbrances or restrictions of the type referred to in clauses (i) and (ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrances and other restrictions than those contained in the encumbrances or other restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 6.03, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 6.04 Asset Sales.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Loan Document Obligations or any Guarantee under the Guarantee Agreement) that are assumed by the transferee of any such assets;

(ii) any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Restricted Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(iii) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of 2.0% of Total Assets and €35,000,000 at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

(b) Within 15 months after the Borrower’s or any Restricted Subsidiary of the Borrower’s receipt of the Net Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary of the Borrower may apply the Net Proceeds from such Asset Sale, at its option:

(i) to repay Indebtedness constituting Secured Indebtedness (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), repay Pari Passu Indebtedness including any prepayment of the Notes or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Loan Party, in each case other than Indebtedness owed to the Borrower or an Affiliate of the Borrower;

(ii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), assets, or property or capital expenditures, in each case used or useful in a Similar Business; or

(iii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (ii) and (iii) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Borrower or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Borrower or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale.

Pending the final application of any such Net Proceeds, the Borrower or such Restricted Subsidiary of the Borrower may temporarily reduce Indebtedness under a revolving credit facility (including Indebtedness hereunder) or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the terms hereof.

Section 6.05 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of €10,000,000, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person;

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €25,000,000 (excluding any Affiliate Transaction or series of related Affiliate Transactions substantially limited to the sale of inventory), the Borrower delivers to the Administrative Agent an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €50,000,000 (excluding any Affiliate Transaction or series of related Affiliate Transactions substantially limited to the sale of inventory), the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Borrower, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

(d) The foregoing provisions will not apply to the following:

(i) transactions between or among the Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Borrower and any direct parent of the Borrower; provided that at the time of such merger, consolidation or amalgamation such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Borrower and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 6.02 and Permitted Investments;

(iii) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower;

(iv) transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivered to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) above;

(v) payments or loans (or cancellation of loans) to directors, officers, employees or consultants which are approved by a majority of the Board of Directors of the Borrower in good faith;

(vi) any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby as determined in good faith by the Borrower;

(vii) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any transaction, agreement or arrangement in effect on the Closing Date and described in the Offering Memorandum dated as of April 30, 2014 relating to the Notes (or the documents incorporated by reference therein) and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date;

(viii) (1) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (2) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(ix) any transaction effected as part of a Factoring Facility or a Qualified Receivables Financing;

(x) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Person;

(xi) the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith;

(xii) transactions permitted by, and complying with, Section 6.07;

(xiii) transactions between the Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xiv) pledges of Equity Interests of Unrestricted Subsidiaries;

(xv) the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in this Agreement;

(xvi) any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and any termination of employment agreements and payments in connection therewith at the net present value of future payments;

(xvii) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;

(xviii) (i) payments made to the Borrower or any of its Restricted Subsidiaries by Quiver Ventures, LLC in connection with tax sharing arrangements and (ii) any repayments or reimbursements by the Borrower or any of its Restricted Subsidiaries to Quiver Ventures, LLC to the extent that amounts paid thereby pursuant to clause (i) are in excess of the ultimate tax liability attributable thereto, in each case consistent with past practice of the Borrower and its Restricted Subsidiaries for other consolidated groups; and

(xix) any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Restricted Subsidiary; provided that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.05.

Section 6.06 Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Borrower or such Restricted Subsidiary securing Indebtedness (including any Lien securing the Notes and any Lien securing Indebtedness permitted pursuant to

Section 6.01(a)), unless the Loan Document Obligations are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to such Loan Document Obligations) the obligations so secured until such time as such obligations are no longer secured by a Lien.

The preceding paragraph will not require the Borrower or any Restricted Subsidiary of the Borrower to secure the Loan Document Obligations if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Loan Document Obligations under the preceding paragraph shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Loan Document Obligations.

Section 6.07 Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

(a) The Borrower may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) the Borrower is the surviving Person;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Borrower or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Borrower or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(iii) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Borrower or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Borrower or such Restricted Subsidiary at the time of such transaction), either:

(A) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a); or

(B) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction.

Notwithstanding the foregoing clauses (ii) and (iii), any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Borrower or to another Restricted Subsidiary. This Section 6.07 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and its Restricted Subsidiaries.

(b) No Subsidiary Loan Party will, and the Borrower will not permit any Subsidiary Loan Party to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Loan Party is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) either (a) such Subsidiary Loan Party is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Loan Party) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or other person organized or existing under the laws of any country in the European Union, of Switzerland, or of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Loan Party or such Person, as the case may be, being herein called the “Successor Subsidiary Loan Party”) and the Successor Subsidiary Loan Party (if other than such Subsidiary Loan Party) expressly assumes all the obligations of such Subsidiary Loan Party the Guarantee Agreement pursuant to a supplement thereto or other documents or instruments in form reasonably satisfactory to the Administrative Agent, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 6.04;

(ii) in the case of clause (i)(a) above, the Successor Subsidiary Loan Party (if other than such Subsidiary Loan Party) shall have delivered or caused to be delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, amalgamation, merger or transfer and such supplement hereto or thereto or such other documentation (if any) comply with the Loan Documents.

The Successor Subsidiary Loan Party (if other than such Subsidiary Loan Party) will succeed to, and be substituted for, such Subsidiary Loan Party under the Guarantee Agreement, and such Subsidiary Loan Party will automatically be released and discharged from its obligations under the Guarantee Agreement. Notwithstanding the foregoing, (1) a Subsidiary Loan Party may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Loan Party in any country in the European Union, Switzerland, the United States, or a state of the United States, the District of Columbia or any territory of the United States or the Netherlands so long as the amount of Indebtedness of the Subsidiary Loan Party is not increased thereby and (2) a Subsidiary Loan Party may merge, amalgamate or consolidate with another Subsidiary Loan Party.

(c) In addition, notwithstanding the foregoing, any Subsidiary Loan Party may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Borrower or any Subsidiary Loan Party or (y) any Restricted Subsidiary of the Borrower that is not a Subsidiary Loan Party; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Closing Date shall not exceed 5.0% of the consolidated assets of the Borrower and the Subsidiary Loan Parties as shown on the most recent available balance sheet of the Borrower and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Closing Date.

Section 6.08 Consolidated Net Debt Ratio. The Borrower shall not permit the Consolidated Net Debt Ratio as of the last day of any fiscal quarter (beginning with the fiscal quarter ending September 30, 2014), solely to the extent Loans are outstanding on such date to be greater than 2.50 to 1.00.

Section 6.09 Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter (beginning with the fiscal quarter ending September 30, 2014), solely to the extent Loans are outstanding on such date to be less than 3.50 to 1.00.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan when the same shall become due and payable, whether at the due date thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, unless the circumstances giving rise to such misrepresentation are capable of remedy and are remedied within 30 days of the Administrative Agent giving written notice thereof to the Borrower;

(d) the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, Section 5.02(a) (with respect to the Borrower only), Section 5.05(a), Section 5.09, or Section 5.11 or Article VI;

(e) the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) (i) the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period) (a “Cross Payment Default”) or (ii) any event or condition occurs that results in any Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Indebtedness or any trustee or agent on its or their behalf to cause any Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (a “Cross Default”) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Cross Payment Default or a Cross Default, aggregates €50,000,000 (or its foreign currency equivalent) or more, provided that this paragraph (f)(ii) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) events of default, termination events or any other similar event under the documents governing Swap Agreements for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.07); and such appointment, proceeding or petition shall continue undismissed, in the case of a U.S. Subsidiary, for 60 days, or in the case of a Non-U.S. Subsidiary, 15 days, or an order or decree approving or ordering any of the foregoing shall be entered, (iv) in the case of a Non-U.S. Subsidiary that is a Material Subsidiary having its centre of main interests in Germany, such Non-U.S. Subsidiary is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or becomes over-indebted (überschuldet) within the meaning of Section 19 of the German Insolvency Code (Insolvenzordnung), or (v) in the case of a Non-U.S. Subsidiary that is a Material Subsidiary having its centre of main interests in France, a deliberation of the board of directors, supervisory board or shareholders, as applicable, in accordance with Articles L.234-1 paragraph 3 et seq. or L.234-2 paragraph 2 et seq. of the French Commercial Code.

(h) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) becomes unable generally to pay its debts as they become due or (vii) be in cessation des paiements pursuant to Article L.631-1 of the French Commercial Code;

(i) the failure by the Borrower or any Subsidiary Loan Party or any Material Subsidiary to pay one or more final judgments aggregating in excess of €50,000,000 (or its foreign currency equivalent) (to the extent not covered by insurance, or if covered by insurance, to the extent to which the insurer has denied coverage in writing), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(j) (i) an ERISA Event (or similar event with respect to any Non-U.S. Plan) occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, (iii) the failure by the Borrower to ensure that (a) all pension schemes that are Non-U.S. Plans are fully funded, or, if applicable, sufficient reserves have been made, in line with applicable statutory requirements, or (b) all mandatory contributions to the statutory pension insolvency insurance, the pensions of pensioners and increases in the pensions of the pensioners as required by any such Non-U.S. Plan and by applicable statute in respect of any such Non-U.S. Plan are paid in full and without suspensions when due, in each case, which failure has resulted or could reasonably be expected to result in a Material Adverse Effect, (iv) the failure by the Borrower to ensure that, other than with respect to the UK DB Plan, the Borrower and each of its Subsidiaries is not (a) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an “occupational pension scheme” that is not a “money purchase scheme” (both terms as defined in the Pension Schemes Act 1993) or (b) “connected” with or an “associate” of (as those terms are used in Sections 38 or 43 of the Pensions Act 2004) such an employer, in each case, which failure has resulted or could reasonably be expected to result in a Material Adverse Effect, or (vi) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to the Borrower or any of its Subsidiaries that has resulted or could reasonably be expected to result in liability of the Borrower or such Subsidiary in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(k) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(l) any material portion of the Guarantees of the Loan Document Obligations pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(m) a Change in Control shall occur;

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, in the event of any event described in paragraphs (g) or (h) of this Section with respect to a U.S. Loan Party or any proceeding under any U.S. Federal Debtor Relief Law involving a Non-U.S. Loan Party, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest of other notices of any kind, all of which are hereby waived by the Borrower.

Section 7.02 Application of Proceeds.

The Administrative Agent shall apply the proceeds from any enforcement of the Guarantees contained in the Guarantee Agreement as follows:

(a) FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such enforcement, collection or sale or otherwise in connection with the Loan Documents or any of the Loan Document Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or under any Loan Document and all Administrative Agent’s fees;

(b) SECOND, to the payment in full of the Loan Document Obligations (the amounts so applied to be distributed among the Lenders, the Administrative Agent and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document (and the permitted successors and assigns of each of the forgoing) pro rata in accordance with the amounts of the Loan Document Obligations owed to them on the date of any such distribution); and

(c) THIRD, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(d) The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. The Administrative Agent shall have no liability to any of the Lenders and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document (and the permitted successors and assigns of each of the forgoing) for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations

ARTICLE VIII.

ADMINISTRATIVE AGENT

Section 8.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Deutsche Bank AG New York Branch to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiaries of any of such provisions (except as expressly set forth in this Article). Each of the Lenders hereby relieves the Administrative Agent to the extent possible from any restrictions on representing several persons and self-dealing applicable to it under any applicable law, in particular pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Administrative Agent shall have the authority to sub-delegate the power granted hereunder in accordance with this Agreement and to grant an exemption from the restrictions imposed by such code provision to any sub-delegate.

Section 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) shall not be required to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. In addition, any expense reimbursement and indemnity provisions set forth herein or in any other Loan Document shall apply to any such sub-agent and to its Related Parties in connection with the performance of the obligations of such sub-agent.

Section 8.06 Resignation of Administrative Agent. The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders and the Borrower, subject to the appointment of a successor. If the Administrative Agent (or an Affiliate thereof) becomes a Defaulting Lender and is not performing its role hereunder as Administrative Agent, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower or the Required Lenders upon 10 days’ notice to the Administrative Agent, subject to the appointment of a successor. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least €1.0 billion) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (g) or (h) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders (and with the consent of the Borrower, unless an Event of Default under Section 7.01(a), (b), (g) or (h) has occurred and is continuing), appoint a successor Administrative Agent, which shall be an Approved Bank, or any Affiliate of any such Approved Bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment within such 30 day period, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other

Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(a) the financial condition, status and capitalization of the Borrower and each other Loan Party;

(b) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(c) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(d) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither any Joint Lead Arranger, Joint Bookrunner, nor any person named on the cover page hereof as a Co-Syndication Agent or a Co-Documentation Agent shall have any powers, duties, responsibilities or liabilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder but all such parties shall be entitled to the benefits of this Article VIII.

Section 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loan Document Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including, without limitation, the filing of any involuntary bankruptcy proceeding or similar proceeding, or the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent (acting at the direction of Required Lenders). The foregoing shall not, however, prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.09 (subject to the terms of Section 2.15), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b) and (c) and of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the relevant Governmental Authority, or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.14 and without limiting any obligation of the Borrower to do so pursuant to such Section) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to the Borrower, or the Administrative Agent, to the address, fax number, email address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number, telephone number or email address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain MNPI).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Documentation Agents, the Co-Syndication Agents (together with the Co-Documentation Agents, the “Agents”) or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any of their respective Affiliates or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any of their respective Affiliates or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. The Borrower, and the Administrative Agent may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of either Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.17 with respect to any Incremental Facility Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby;

(iii) postpone the maturity of any Loan or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby;

(iv) change Section 2.15(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby;

(v) change any of the provisions of this Section 9.02 without the written consent of each Lender directly and adversely affected thereby;

(vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vii) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement) without the written consent of each Lender;

(viii) subordinate the Loan Document Obligations or change the currency of any such Loan Document Obligations, without the written consent of each Lender directly and adversely affected thereby; or

(ix) change Section 9.04 in a manner that would impose any additional restriction on any Lender’s ability to assign all or a portion of its rights and obligations under this Agreement, without the written consent of each Lender directly and adversely affected thereby;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent and (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.08(a)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders, or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Closing Date occurs, (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the other Agents and their respective Affiliates (without duplication), including the reasonable fees, charges and disbursements of counsel (limited to one primary counsel for all such Persons, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary specialist counsel) and in the case of any actual or reasonably perceived conflict of interest, one additional counsel per affected party), in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, and (ii) all invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders in connection with the enforcement or protection of any rights or remedies, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made hereunder.

(b) The Borrower shall indemnify the Administrative Agent, each Lender, the Co-Documentation Agents, the Co-Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunners and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket fees and expenses of any counsel (limited to one primary counsel for all Indemnitees, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary specialist counsel) and in the case of any actual or reasonably perceived conflict of interest, one additional counsel per affected party) for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower, or any Subsidiary arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence, Release or threat of Release of Hazardous Materials on, at, to or from any property currently or formerly owned, leased or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary; in each case, whether based on contract, tort or any other theory, and regardless of whether such matter is brought by a third party or by the Borrower or any Subsidiary or any of their respective Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, apply to (i) the extent that such losses, claims, damages, liabilities, costs or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or such Indemnitee’s Affiliates or any or its or their respective officers, directors, employees, controlling persons or members, (y) a material breach of a funding obligation under the Loan Documents by such Indemnitee or (z) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against the Administrative Agent, any other Agent Party or any Joint Lead Arranger or Joint Bookrunner in its capacity as such), or (ii) any settlement entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld); provided, however, that the foregoing indemnity will apply to any such settlement in the event that the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Agent Party or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or such sub-agent), other Agent Party or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof), such other Agent Party or such Related Party in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Loans at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, neither the Borrower nor any of its Subsidiaries shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its respective Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (w) by a Lender to any Lender or an Affiliate of any Lender, (x) by a Lender to an Approved Fund, (y) if an Event of Default under Section 7.01(a), (b), (g) or (h) has occurred and is continuing or (z) in the case of the initial syndication of the Loans to Eligible Assignees provided that the Borrower has separately consented in writing to the allocations and identity of such Lenders; and provided further that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment within ten (10) Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than €1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (g) or (h) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (unless waived by the Administrative Agent) shall pay to the Administrative Agent a processing and recordation fee of €3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that assignments made pursuant to Section 2.16(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.14(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal, state and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (v) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.12, 2.13, 2.14 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. Notwithstanding the foregoing, no assignee, which as of the date of any assignment to it pursuant to this Section 9.04 would be entitled to any payments under Section 2.12 or 2.14 in an amount greater than the assigning Lender would have been entitled to as of such date with respect to the rights assigned, shall be entitled to such greater payments.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (as to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.14(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) In case any transfer or transfer made under this Section 9.04 is made by way of novation, the transferring Lender maintains all its rights and privileges arising under any Guarantee guaranteeing the obligations of any French Loan Party under this Agreement for the benefit of the transferee, in accordance with Articles 1278 to 1281 of the French Civil Code.

(vii) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons other than a natural person, a Defaulting Lender or, to the extent that the list of Disqualified Lenders has been made available to all Lenders, a Disqualified Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this

Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Section 2.12, 2.13 and 2.14 (subject to the obligations and limitations of such Sections (and the compliance of such Participant therewith as if it were a Lender, it being understood that any Participant shall deliver any documentation or information required under Section 2.14(e) to the Participating Lender, including Section 2.14(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to Section 2.16 as if it were a Lender. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank or any other state-controlled refinancing vehicle, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the date on which each of the conditions set forth in Section 4.01 shall be satisfied (or waived in accordance with Section 9.02).

Section 9.07 Signing on behalf of Dutch Loan Party. If any Loan Party incorporated under the laws of the Netherlands (a “Dutch Loan Party”), is represented by an attorney in connection with the signing and/or execution of any Loan Document, agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to such documents that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

Section 9.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.08, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.09 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Loan Document Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and their respective Affiliates may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement, and all claims or causes of action (whether in contract, tort, or otherwise) that may be based upon, arise out of or relate in any way to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law.

(b) Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(ii) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(A) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(B) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.10(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(C) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(iv) agrees that with respect to any Loan Party, other than any French Subsidiary, the exclusive jurisdiction of the New York Courts is for the benefit of the Lenders only and that any Lender may initiate proceedings against any Loan Party (other than a French Subsidiary) before a competent court of any other jurisdiction;

(v) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 9.01 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto, it being understood that in the event of proceedings before a Dutch court the relevant provisions of the DCCP will apply; and

(vi) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (iii)) shall limit the right to sue in any other jurisdiction.

(c) The Borrower hereby appoints Constellium U.S. Holdings I, LLC, with an office at 830 Third Avenue 9th floor, New York, NY 10022, as its agent for service of process in any matter related to this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, trustees, agents, members or partners, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent reasonably practicable and permitted by applicable law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any rights or remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under the Loan Documents, (v) subject to an agreement containing confidentiality undertakings substantially similar (or at least as restrictive) to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (vi) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed to maintain the confidentiality of such Information, (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (viii) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans on a confidential basis, (ix) to the extent that such information is independently developed by the Administrative Agent or any Lender or (x) to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes hereof, “Information” means all non-public information received from the Borrower relating to the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 9.13 shall survive with respect to the Administrative Agent and each Lender until the second anniversary of the Administrative Agent or Lender ceasing to be the Administrative Agent or a Lender, respectively.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.13(A) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE SUCH MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE

QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.14 USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act.

Section 9.15 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.16 Release of Guarantees.

(a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents (including the Guarantee Agreement): (i) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary Loan Party or (ii) if the Guarantee by such Subsidiary Loan Party of the Loan Document Obligations becomes subject to any legal or regulatory prohibition as referred to in paragraph 1(b)(ii) of the Guarantee Principles or (iii) other than with respect to any Subsidiary Loan Party that is a party to the Loan Documents as of the Closing Date, otherwise in the discretion of the Borrower. Upon the effectiveness of any written consent to the release of any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, such Guarantee shall be automatically released.

Upon termination of the aggregate Commitments and payment in full of all Loan Document Obligations (other than contingent indemnification obligations), all obligations under the Loan Documents (including the Guarantee Agreement) shall be automatically terminated and released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(b) Each of the Lenders irrevocably authorizes the Administrative Agent to provide any release or evidence of release or termination contemplated by this Section 9.16. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Loan Party from its obligations under any Loan Document, in accordance with the terms of the Loan Document and this Section 9.16.

Section 9.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges (on its own behalf and on behalf of its Affiliates) and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Co-Documentation Agents, the Joint Arrangers, the Co-Syndication Agents, the Lenders and the Joint Lead Arrangers and the Joint Bookrunners, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other Person and (B) none of the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers or the Joint Bookrunners has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and its Affiliates, and none of the Administrative Agent, the Co-Documentation Agents, the Joint Arrangers, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners has any obligation to disclose any of such interests to the Borrower, or any of its Affiliates. To the fullest extent permitted by applicable law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSTELLIUM N.V.,
as the Borrower

By:	/s/ Jeremy Leach
Name: Jeremy Leach
Title: Authorized Signatory

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Lender

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Lisa Wong
Name: Lisa Wong
Title: Vice President

[Signature Page to Credit Agreement]

Goldman Sachs Bank USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Mediobanca – Banca di Credito Finanziario S.p.A., as a Lender

By:	/s/ Dominique Maurel
Name: Dominique Maurel
Title: Authorised attorney

By:	/s/ Alessandro Sauro Montevecchi
Name: Alessandro Sauro Montevecchi
Title: Authorised attorney

[Signature Page to Credit Agreement]

HSBC France, as a Lender

By:	/s/ Rodolphe de Tinguy
Name: Rodolphe de Tinguy
Title: Director

By:	/s/ Patrick Chauliac
Name: Patrick Chauliac
Title: Managing Director

[Signature Page to Credit Agreement]

Societe Generale, as a Lender

By:	/s/ Marc Besnier
Name: Marc Besnier
Title: Head of Corporate Coverage France

[Signature Page to Credit Agreement]

NATIXIS, as a Lender

By:	/s/ Hervy Régis
Name: Hervy Régis
Title: Relationship Manager

By:	/s/ Pierre-Maxime Zenati
Name: Pierre-Maxime Zenati
Title: Associate Director – Loan Syndication Structuring EMEA

[Signature Page to Credit Agreement]

BNP Paribas, as a Lender

By:	/s/ Pierre Guedon
Name: Pierre Guedon
Title: Deputy Relationship Manager

By:	/s/ Erick Cassou
Name: Erick Cassou

[Signature Page to Credit Agreement]

EXHIBIT A

Form of Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex A attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Loans identified below (including, without limitation, the Guarantees with respect thereto) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name]
[and is [a Lender]/an Affiliate/Approved Fund of [Lender Name]]

3.	Borrower:	Constellium N.V., a Dutch limited liability company

4.	Administrative Agent:	DEUTSCHE BANK AG NEW YORK BRANCH, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement	The Credit Agreement dated as of May 7, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time) among the Borrower, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

7.	Assigned Interest:	Aggregate amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned
		$	$
		$	$
		$	$

8.	Effective Date:[1]	, 20

[1]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][2] Accepted:

Deutsche Bank AG New York Branch

By:
Name:
Title:

[Consented to:][3]

Constellium N.V.

By:
Name:
Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX A

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (vi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 2.14(e)), duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

Form of Revolving Note

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

[            ], 20[    ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [                                        ] or registered and permitted assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Loans from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Loans made by the Lender from the date of such Loans until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Euros in immediately available funds to the account as may be specified by the Administrative Agent pursuant to Section 2.15(a) of the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This revolving note (“Note”) is entitled to the benefits of the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guarantee Agreement. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

CONSTELLIUM N.V.]

By:
Name:
Title:

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT F

Form of Solvency Certificate

[            ], 201[    ]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(j) of that certain Credit Agreement (the “Credit Agreement”), dated as of May [    ], 2014, among Constellium N.V., a Dutch limited liability company (the “Borrower”), the lenders party thereto and Deutsche Bank AG New York Branch (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                    ], the Chief Financial Officer of the Borrower (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the Transactions on the Closing Date (including the execution and delivery of the Credit Agreement):

1. The sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis.

2. The present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries as they become absolute and matured.

3. The capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4. The Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. The Borrower and its Restricted Subsidiaries on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7. In reaching the conclusions set forth in this Certificate, the undersigned has reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements referred to in Section 3.05 of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its Restricted Subsidiaries and hereby confirms that (i) the audited consolidated balance sheets and related statements of income and cash flows of the Borrower and its subsidiaries for the Fiscal Years ended December 31, 2011, December 31, 2012 and December 31, 2013 referred to in Section 3.05 of the

Credit Agreement have been prepared in good faith and in accordance with IFRS applied consistently throughout the periods involved, and fairly present the financial condition and results of operations of the Borrower and its Subsidiaries, as of and on the dates set forth on such Financial Statements;

8. The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[ ]

By:
Name:
	Title:	Chief Financial Officer